Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

RELATING TO RAINBOW JVCO LIMITED AND THE UK DIVESTCO GROUP

Dated 30 November 2020

i

5.5 Right of First Offer	28

5.6 KKR Call Option	30

5.7 Tag-Along Right	32

5.8 Drag-Along Right	34

5.9 Other Transfer Restrictions	36

5.10 Transferees to Become Parties	37

5.11 Further Assurances in respect of Transfers	37

5.12 Obligation to Re-Transfer	37

5.13 Financing Cooperation	38

ARTICLE VI EXIT	39

6.1 Right to Initiate an IPO	39

6.2 IPO Agreement	39

6.3 Post-IPO Rights	40

6.4 Exit Co-Operation	41

6.5 Other	41

ARTICLE VII INDEMNIFICATION	41

7.1 Indemnification	41

7.2 D&O Insurance	43

ARTICLE VIII WARRANTIES	43

8.1 Warranties of the Shareholders	43

8.2 Warranties of Topco and Bidco	44

8.3 Warranties of Coty Parent	44

ARTICLE IX ADDITIONAL COVENANTS AND AGREEMENTS	44

9.1 Certain Tax Matters	44

9.2 Confidentiality and Public Announcements	51

9.3 Source and Use of Funds and Anti-Bribery Legislation	52

9.4 Costs and Fees	54

9.5 Dividends and Distributions	54

9.6 Alternative Investment Fund Management Directive	55

9.7 Data Protection	55

9.8 Non-Compete; Non-Solicitation	56

9.9 Business Opportunities	58

9.10 Management Equity Incentive Plan	59

ARTICLE X MISCELLANEOUS	59

10.1 Amendment; Waiver	59

10.2 Effectiveness; Termination	60

ii

10.3 Notices	60

10.4 Default; Escalation Procedure	61

10.5 Applicable Law; Dispute Resolution	61

10.6 Assignment	61

10.7 Specific Performance	62

10.8 Further Assurances	62

10.9 Several Obligations	62

10.10 Entire Agreement	62

10.11 Titles and Headings	63

10.12 Binding Effect	63

10.13 Severability	63

10.14 Third Party Rights	63

10.15 Counterparts	63

iii

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT is made on 30 November 2020 by and among:

1.	Coty Inc., a corporation organised under the laws of the state of Delaware (“Coty Parent”), having its registered office at 350 Fifth Avenue, New York, NY 10118;

2.

Coty International B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Coty”), having its official seat in Amsterdam and its registered office address at Buitenveldertselaan 5, 1082 VA Amsterdam, the Netherlands and is registered with the trade register of the Dutch Chamber of Commerce under number 75592932;

3.

Rainbow Capital Group Limited, a private limited company incorporated under the laws of Jersey (“Rainbow Capital”), having its registered office at 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE2 3QB and with registered company number 131574;

4.

Rainbow JVCo Limited, a private limited company incorporated under the laws of Jersey (“Topco”), having its registered office at 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier Jersey JE2 3QB and with registered company number 131572; and

5.

Rainbow UK Bidco Limited, a private limited company incorporated under the laws of England and Wales (“Bidco”), having its registered office at 11th Floor, 200 Aldersgate Street, London EC1A 4HD and with registered company number 12628284.

The parties listed in (1) through (5) together with any other Person who becomes a party to this Agreement, collectively, the “Parties.”

RECITALS:

I.	Whereas prior to the date of this Agreement, Rainbow Capital was the sole shareholder of Topco.

II.

Whereas on 1 June 2020, Bidco, Coty Parent and Coty International Holding B.V. (the “Original Coty Seller”), entered into the Share Purchase Agreement (and as amended and/or restated from time to time) pursuant to which, subject to the satisfaction of certain conditions, Bidco committed to acquire the entire issued share capital of UK Divestco (the “Acquisition”).

III.	Whereas on the date hereof, the Acquisition and the closing actions under the Share Purchase Agreement and the Separation Agreement have been completed, and as a result of the foregoing:

(a)	Rainbow Capital owns 17,982,278 Ordinary Shares, 558,871,897 A Preference Shares and 982,756,907 B Preference Shares, in the aggregate, representing 60% of the issued share capital of Topco; and

(b)

Coty owns 11,988,036 ordinary shares of Topco, 372,581,265 A Preference Shares of Topco and 655,171,271 B Preference Shares of Topco, in the aggregate, representing the remaining 40% of the issued share capital of Topco.

The Parties wish to enter into this Agreement to set forth the relationship between the Shareholders as holders of Securities in Topco and the rights and obligations of each Party in respect of the governance of Topco, Bidco and the Group.

The Parties intend that this Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto and supersedes all oral statements and prior writings with respect thereto.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Definitions.

(a)    The following terms have the following meanings when used herein:

“A Preference Shares” shall mean the 6% A preference shares each in the share capital of Topco, with the rights and subject to the restrictions set out in the Articles of Association.

“Accounting Period” shall mean any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined.

“Affiliate” shall mean, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person (including for the avoidance of doubt in respect of Coty, the JAB Group for so long as the JAB Group Beneficially Owns at least 35% of the outstanding Voting Stock of Coty Parent), provided however that any other portfolio companies or portfolio investments (as such terms are commonly understood in the private equity industry) of any member of the KKR Shareholder Group are not taken to be Affiliates of Rainbow Capital or the KKR Shareholder Group, and “Affiliated” shall have a meaning correlative to the foregoing.

“Agreement” shall mean this Shareholders’ Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Annual Budget” shall mean the initial annual budget of the Group mutually agreed by the Shareholders on or prior to the date of this Agreement (or, if such initial annual budget has not been agreed on the date hereof, as soon as practicable after the date of this Agreement) (the “Initial Annual Budget”), which shall be deemed approved as of the date hereof, and each of the annual budgets which is approved by the Bidco Board for the subsequent periods in accordance with the provisions of this Agreement, and including any amended Annual Budget approved in accordance with the provisions of this Agreement.

“Articles of Association” shall mean the articles of association of Topco, as amended from time to time in accordance with this Agreement.

“Assessments” shall mean: (A) any assessment, notice, letter, determination, demand, action, suit, proceeding, investigation, adjustment, audit or other document issued or action taken by or on behalf of any Taxation Authority; and (B) any return, amended return, self-assessment, amended self-assessment, computation, accounts or any other document required or relevant for the purposes of Tax (in any jurisdiction).

“B Preference Shares” shall mean the 8% B preference shares each in the share capital of Topco, with the rights and subject to the restrictions set out in the Articles of Association.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rules (in each case, irrespective of whether or not such Rules are actually applicable in such circumstance).

“Bidco Board” shall mean the Board of Bidco.

“Board” shall mean the board of directors, board of managers, managing directors or other comparable governing body of each member of the Group, as applicable, from time to time.

“Brazil Brands” shall mean each of the Monange, Bozzano, Biocolor, Biocolor Homem, NY Looks, Summer, éh, Bozzano estilos, Nuance, Biorene, Denorex and Niasi brands.

“Business” shall mean the business of the Group.

“Business Day” shall mean any day of the week other than a Saturday, Sunday or public holidays in England and Wales, Jersey and New York.

“Capital Stock” shall mean, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change in Law” shall mean any change in applicable tax law or regulation or an interpretation thereof by any court of law, the IRS or any other judicial or administrative body, provided that an interpretation by the IRS or other administrative body shall be considered a Change in Law only if such interpretation (or related guidance) is generally of a type that is binding on a taxpayer or a Taxation Authority in a court of law.

“Completion” shall mean the completion of the Acquisition pursuant to the Share Purchase Agreement.

“Completion Date” shall mean the Completion Date under the Share Purchase Agreement.

“Control” shall mean, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Coty Director” shall mean a Director appointed by Coty.

“Coty Group” shall mean the Coty Parent and its direct and indirect Subsidiaries from time to time.

“Coty Parent Common Stock” shall mean the shares of class A common stock of Coty Parent, par value US$0.01 per share.

“Coty Parent Series B Preferred Stock” shall mean, with respect to Coty Parent, the preferred stock of Coty Parent designated as “Series B Convertible Preferred Stock”, par value US$0.01 per share.

“Coty Shareholder Group” shall mean the Shareholder Group of Coty.

“Debt for Equity Swap” shall mean any debt-for-equity exchange in connection with a compromise, arrangement or scheme involving Coty Parent’s creditors, whether such exchange is consummated in or out-of-court, including an exchange effectuated through a voluntary or involuntary chapter 7 or 11 proceeding or any analogous proceeding under any other Law governing, authorising or effectuating an exchange of Coty Parent’s debt for equity.

“Deed of Adherence” shall mean a deed of adherence substantially in the form set out in Schedule D or in such other form as shall be approved by all Shareholders, to be executed by any Person who becomes the holder of any Securities or other economic or equitable interests in Securities.

“Director” shall mean a member of a Board.

“D&O Insurance Policy” shall mean a directors’ and officers’ liability insurance policy covering each of the Directors.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, equity, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect.

“Equity Percentage” shall mean, on the date of determination, with respect to any Shareholder, a figure, expressed as a percentage, calculated by dividing (a) the aggregate number of Securities of Topco then held by such Shareholder’s Shareholder Group by (b) the aggregate number of Securities of Topco then outstanding, provided that Securities issued pursuant to a Management Equity Incentive Plan shall be excluded from the calculation of the Equity Percentage (save where the calculation is for the purposes of any Distributions under Clause 9.5(a), in which case Securities issued pursuant to a Management Equity Incentive Plan shall be included in the calculation of such Shareholder’s Equity Percentage) and the terms of Clause 2.4 (Step Down) shall apply when calculating Coty’s Equity Percentage from time to time solely for the purposes of determining the Coty Shareholder Group’s governance rights under Article III and the various decisions which are subject to the prior consent of, or consultation with, Coty. For the avoidance of doubt, the terms of Clause 2.4 (Step Down) shall not apply when calculating Coty’s (or the Coty Shareholder Group’s, as the case may be) Equity Percentage for the purposes of determining any economic terms under this Agreement, including (x) Coty’s Pro Rata Portion under sub-clause (a) of the definition of “Pro Rata Portion”, (y) any Distributions and (z) the relevant monitoring fee under Clause 9.4(f) or Clause 9.4(g) (as applicable).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Exit” shall mean an IPO or a Sale.

“Fair Market Value” shall mean, for any Security as of any date or within any time period, the price that a willing buyer would pay for such Security, as a willing seller/issuer, in an arms’ length transaction on such date or within such time period, it being understood that the voting and economic rights associated with such Security shall be taken into consideration but no control premium, minority discount for illiquidity or other similar type of discount shall be taken into consideration.

“Finco” shall mean Rainbow FinCo S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 2, rue Edward Steichen, L-2540 in the City of Luxembourg, Grand-Duchy of Luxembourg.

“Finco Board” shall mean the Board of Finco.

“Governmental Authority” shall mean:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body (including without limitation the European Union) and its institutions, departments, agencies and instrumentalities; or

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority, including any regulator of a regulated investment exchange.

“Group” shall mean Topco and its direct and indirect Subsidiaries, including UK Divestco and its Subsidiaries, and “member of the Group” shall be construed accordingly.

“Historic Tax Returns” shall mean Tax Returns relating to (A) Accounting Periods starting on or before the date of this Agreement; or (B) Events that have occurred on or before the date of this Agreement

“Holdco” shall mean Rainbow UK Holdco Limited, a private limited company incorporated under the laws of England and Wales having its registered office at 11th Floor 200 Aldersgate, London, United Kingdom, EC1A 4HD and with registered company number 12628251.

“Holding Companies” shall mean all of the Intermediate Holdcos and Bidco.

“IFRS” shall mean International Financial Reporting Standards and International Accounting Standards, as adopted for use in the European Union.

“Imputed Underpayment Amount” shall mean any imputed underpayment within the meaning of Section 6225 of the IRC paid (or payable) by Topco as a result of an adjustment with respect to any Topco item, including any interest or penalties with respect to any such adjustment.

“Incremental Cost” shall mean any incremental external net costs and expenses (after reduction for any Tax Benefits or other offsets) that are actually incurred by the Group, Rainbow Capital (or any of its beneficiaries), including any reasonable third-party legal, accounting or other professional fees, attributable to implementing a course of action proposed by Coty; and in all cases only if such costs and expenses would not have arisen if Topco had implemented a course of action proposed by Topco or Rainbow Capital. In this definition, references to costs and expenses include any part of a cost or expense which represents VAT save to the extent that such VAT is recoverable (by way of credit or repayment).

“Information” shall mean the books and records of any member of the Group and information relating to such member of the Group and its properties, operations, financial condition, plans, budgets and affairs.

“Intermediate Holdco” shall mean each of (i) Topco, (ii) any Subsidiary of Topco that holds, directly or indirectly, shares or any economic interest in Bidco (which as at the date of this Agreement, shall be Midco, Midco 2 and Holdco), (iii) and any Person designated by Topco as an Intermediate Holdco from time to time.

“Intermediate Holdco Board” shall mean, with respect to each Intermediate Holdco, the Board of such Intermediate Holdco.

“IPO” shall mean an initial Public Offering of a class of shares of the IPO Entity.

“IPO Entity” shall mean, as determined by the Bidco Board, Topco, UK Divestco, any other member of the Group, or a new holding company (of which Topco and the other members of the Group are wholly-owned (direct or indirect) subsidiaries) to be inserted for the purposes of an IPO or, if applicable, any Shareholder or a direct or indirect parent of any Shareholder (provided that if the IPO Entity is a Shareholder or a direct or indirect parent of any Shareholder, a Reorganisation Transaction has first occurred such that the Shareholders shall have exchanged their Securities in Topco for equity interests in that entity).

“IPO Securities” shall mean the shares of the IPO Entity to be offered and sold in connection with an IPO.

“IRC” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“IRS” shall mean the U.S. Internal Revenue Service.

“JAB Entities” shall mean each of JAB Holding Company S.à. r.l., JAB Consumer Fund SCA SICAR and Cottage Holdco B.V..

“JAB Group” shall mean, collectively as a group, (a) the JAB Entities and (b) any Person that (i) is organized by a JAB Entity or an Affiliate of a JAB Entity (including any other funds or investment entities established by the senior management of JAB Holding Company S.à r.l.), and (ii) directly or indirectly, is controlled by the JAB Entities, but excluding any operating portfolio companies of the foregoing.

“Jersey Companies Law” shall mean the Companies (Jersey) Law 1991, as amended from time to time.

“KJ Brands” shall mean any brand or trademark using the first and/or last name or the initials of, in each case, any of Kris Jenner, Kylie Jenner, Kendall Jenner, Kourtney Kardashian, Kim Kardashian, Khloe Kardashian or any of their children (when such initials clearly refer to one of the foregoing individuals).

“KKR AIFM” shall mean KKR Alternative Investment Management Unlimited Company and/or such other alternative investment fund manager appointed in respect of the alternative investment funds that have a direct or indirect interest in Rainbow Capital.

“KKR Director” shall mean a Director appointed by Rainbow Capital.

“KKR Shareholder Group” shall, subject to Clause 9.6, mean the Shareholder Group of Rainbow Capital.

“Law” shall mean any applicable statute, law rule, regulation, guideline, ordinance, code, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any regulated investment exchange.

“M&A Transaction” shall mean any acquisition or disposal of a business (by way of merger, share acquisition or disposal, acquisition or disposal of assets or any similar business combination) by any member of the Group.

“Management” shall mean the senior executive management team of, (i) the Group, where used in Clause 9.8(b) or (ii) the Coty Group, where used in Clause 9.8(c) (as applicable).

“Management Equity Incentive Plan” shall mean an employee or management equity plan or any other incentivisation arrangement, or an arrangement regarding issuance or grant of equity to officers, employees or consultants of any member of the Group or other persons having a relationship with the Group pursuant to an individual employment or appointment arrangement or any other equity-based employee benefits plan or arrangement, including any issuance of Securities to Rainbow Capital from time to time in conjunction with the issuance of the same number and the corresponding class of securities by Rainbow Capital pursuant to any such plan or arrangement, in each case, that has been approved by the Bidco Board, as such plan or arrangement may be amended, restated, modified or supplemented from time to time.

“Material Non-Ordinary Course Transaction” shall mean any Potential Transaction that is not disregarded for United States federal income tax purposes and whose face amount exceeds US$100,000,000; but excluding any Reserved Transaction.

“MEIP Participant” shall mean a participant under a Management Equity Incentive Plan.

“Midco” shall mean Rainbow Midco Limited, a private limited company incorporated under the laws of Jersey having its registered office at 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE2 3QB and with registered company number 131573.

“Midco 2” shall mean Rainbow UK Midco 2 Limited, a private limited company incorporated under the laws of England and Wales having its registered office at 11th Floor 200 Aldersgate, London, United Kingdom, EC1A 4HD and with registered company number 12628226.

“New Securities” shall mean any newly issued Shares or any other Securities of Topco or any other member of the Group.

“Novation Deed” shall mean the deed of novation between Coty Parent, Coty, Original Coty Seller, UK DivestCo and Bidco dated 11 November 2020, whereby Original Coty Seller novated all its rights, obligations and liabilities under each of the Share Purchase Agreement and the Separation Agreement, among other agreements, to Coty.

“Ordinary Shares” shall mean the ordinary shares in the capital of Topco, with the rights and subject to restrictions set out in the Articles of Association.

“Organisational Documents” shall mean the memorandum and articles of association, by-laws or other organisational documents of an entity, as applicable.

“Permitted Transfer” shall mean (a) a Transfer to a Permitted Transferee in accordance with Clause 5.2(b) or (b) a Transfer pursuant to Clause 5.12.

“Permitted Transferee” of a Shareholder shall mean (a) any Affiliate of or successor entity to such Shareholder, or (b) in the case of Rainbow Capital only, any investment fund, vehicle, holding company or similar entity for managed accounts with respect to which the Sponsor serves as a general partner, manager or advisor, or any successor entity of the Persons described in this sub-clause (b); provided, however, that in no event shall Topco or any of its Subsidiaries constitute a “Permitted Transferee”.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organisation.

“Post-Completion Principal Company” shall mean Wella International Operations Switzerland S.à.r.l. or any successor thereto.

“Potential Transaction” means any of the following in so far as they are described in Board Referral Matters in Schedule C (without regard to any dollar threshold set forth in that schedule): purchase, acquisition, or disposition of shares or assets, any sale, license, transfer, merger, liquidation, contribution, reorganisation, joint venture, or similar action with respect to any shares or assets, any issuance, redemption, IPO (subject to Clause 6.4) or any similar action with respect to shares, or any sale of, transfer of, issuance of, redemption of, payment of, transfer of, or similar transaction with respect to a hybrid instrument that is treated as debt for some purposes and equity for other purposes.

“Preference Shares” shall mean the A Preference Shares and the B Preference Shares.

“Pro Rata Portion” shall mean, with respect to any Shareholder Group: (a) in relation to any New Securities of Topco to be issued to a Shareholder in accordance with this Agreement, the Equity Percentage held by such Shareholder Group; and (b) in relation to any ROFO Securities the subject of a ROFO Notice, the Equity Percentage held by such Shareholder Group disregarding the ROFO Transferor’s Securities for the purposes of the calculation.

“Professional” shall mean any individual who is qualified as, or is in the bona fide business of performing work as, a cosmetologist or nail technician.

“Professional Channel” shall mean: (i) the sale of products to Salons for use by Professionals; (ii) the sale of products to Professional Stores; and/or (iii) the sale of products by Professionals of products intended for the Professional Channel, and for the avoidance of doubt shall, in each case, (x) include the sale of products to Salon E-Commerce Sites, but (y) exclude the sale of products to Prosumer Stores.

“Professional Store” shall mean any physical location that requires a Professional to provide proof that the individual is a Professional and only sells products to such Professionals.

“Proposed Sale” shall, when used in the context of Clause 5.7 (Tag-Along Right), have the meaning set forth in Clause 5.7(a) and, when used in the context of Clause 5.8 (Drag-Along Right), have the meaning set forth in Clause 5.8(a).

“Proposed Transferee” shall mean, when used in the context Clause 5.7 (Tag-Along Right) or Clause 5.8 (Drag-Along Right), a proposed Transferee or Transferees (together with any of its or their Affiliates).

“Prosumer Store” shall mean a store or electronic commerce website that primarily markets to Professionals while selling to a mix of consumers and professionals, without requiring professional credentials.

“Public Offering” shall mean any sale, whether primary or secondary, of shares made in a public distribution on a recognised stock exchange in the United States, in the United Kingdom or in a member state of the European Economic Area or any other regulated market, recognised stock exchange, recognised investment exchange or recognised overseas investment exchange determined by the Bidco Board pursuant to a prospectus, offering document or registration statement prepared in accordance with applicable regulations (other than a registration on Form S-4, F-4 or S-8 under the Securities Act, or any successor or other equivalent forms promulgated for similar purposes outside the United States).

“Purchaser Committee Representatives” shall mean each and any of (i) the representative that the “Purchaser” (as such term is defined under the Separation Agreement) is entitled to appoint to or replace on the Separation Committee in accordance with the Separation Agreement, and (ii) the two TSA Representatives that the relevant member of the Group (whether as “Service Recipient” or “Service Provider” (as such terms are defined in each Transitional Services Agreement)) is entitled to appoint to or replace on the TSA Steering Committee in accordance with the Transitional Services Agreements.

“Purchaser Debt Finance Documents” shall have the meaning given to it in the Share Purchase Agreement.

“RemainCo Group” shall have the meaning given to it in the Separation Agreement.

“Reorganisation Transactions” shall mean any actions necessary or desirable (a) to liquidate, dissolve or wind up, to merge or de-merge or to reorganise, recapitalise or otherwise restructure any member of the Group and/or (b) to incorporate and/or interpose one or more companies into the Group structure (including the conversion of a member of the Group’s securities into securities of another legal entity that either mirrors the capital structure of such entity or that maintains the economic rights of the Shareholders) or above Topco and/or (c) in connection with an Exit, (i) to convert the legal form of Topco into another legal form or (ii) to cause the Shareholders to exchange their Securities in Topco for equity interests in Rainbow Capital or a direct or indirect parent of Rainbow Capital in order for such entity to be the IPO Entity.

“Representatives” shall mean each Affiliate of each Shareholder and each adviser to each such Shareholder or Affiliate and each of their respective directors, managers, officers, partners, principals, employees, professional advisers, general and limited partners and agents and any Director designated by such Shareholder pursuant to this Agreement.

“Reserved Matter” shall mean each of the matters as set out in Part 1, Part 2 and Part 3 of Schedule B.

“Restricted Country” shall mean each of North Korea, Syria, Iran, Cuba and the Crimea region of the Ukraine.

“Restricted Employee” shall mean an individual who at the time of determination is (or was in the immediately preceding 12 months) a member of the Management or a Senior Employee of, (i) the Group, where used in Clause 9.8(b) or (ii) the Coty Group, where used in Clause 9.8(c) (as applicable).

“Retail Channel” shall mean (i) any source of sales outside of the Professional Channel and (ii) any sales to or through Prosumer Stores.

“Sale” shall mean a transaction or a series of transactions (whether by merger, consolidation or other similar business combination transaction, Transfer of assets, shares or otherwise) as a result of which a Person that is not an Affiliate of any of Rainbow Capital or Coty acquires (i) Beneficial Ownership of more than 50% of the voting Securities of any Intermediate Holdco, Bidco or UK Divestco, or (ii) the power to elect a majority of the members of any Board, whether through the exercise of voting Securities, by contract or otherwise, or (iii) all or substantially all of the assets of the Group, taken as a whole.

“Salon” shall mean: (a) any nail salon, spa, beauty salon or other physical location operated by, in whole or in part, employing or renting, leasing or otherwise making available booths to one or more Professionals to provide nail care services and (b) any licensed beauty school that trains Professionals on its premises to provide nail care services.

“Salon E-Commerce Site” shall mean an electronic commerce website that is either: (a) operated by a Professional, Salon, Prosumer Store or Professional Store for resale of products sold to such Professional, Salon, Prosumer Store or Professional Store; or (b) operated primarily for the sale of products to a Professional, Salon, Prosumer Store or Professional Store.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); (b) the United Nations Security Council; (c) the European Union; (d) Her Majesty’s Treasury of the United Kingdom; or (e) any other relevant national or supranational sanctions authority.

“Sanctions Authority” shall mean the United Nations Security Council (as a whole and not its individual members), OFAC, the United States Department of Commerce Bureau of Industry and Security, the United States Department of State, the European Union (as a whole and not its individual member states), and Her Majesty’s Treasury of the United Kingdom.

“Sanctions Target” shall mean (a) any individual or entity identified on any list maintained by a Sanctions Authority of parties with whom or with which transactions are prohibited or restricted; or (b) any entity majority-owned or Controlled (as the term “Controlled” is interpreted in and considered applicable under the relevant Sanctions) by any of the foregoing.

“Securities” shall mean, collectively, Shares, shareholder loans or any other securities of Topco and any securities issued as a dividend in kind with respect to any of the foregoing and any securities of Topco issued in exchange therefor or upon any reclassification thereof, including, for the avoidance of doubt, any New Securities which have been issued and the equivalent of any other member of the Group, in each case having the rights and being subject to the restrictions set out in this Agreement and the relevant instrument constituting such securities.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Senior Employee” shall, (i) where used in Clause 9.8(b), mean any employee employed at a Group management level with a grading of Work Level 5 or above or (ii) where used in Clause 9.8(c), mean any employee employed at a Coty Group management level with a grading of Work Level 5 or above.

“Senior Representatives” shall mean the Coty Representative and the KKR Representative.

“Separation Agreement” shall mean the separation agreement dated 1 June 2020 between Original Coty Seller, as seller, Coty Parent, as seller parent, Bidco, as purchaser, and UK Divestco, as amended and restated pursuant to the Novation Deed (and as further amended and/or restated from time to time).

“Separation Committee” shall have the meaning given to such term under the Separation Agreement.

“Share Purchase Agreement” shall mean the share purchase agreement relating to UK Divestco dated 1 June 2020 between Original Coty Seller, as seller, Coty Parent, as seller guarantor, and Bidco, as purchaser, as amended and restated on 11 November 2020 pursuant to the Novation Deed (and as further amended and/or restated from time to time).

“Shareholder” shall mean a holder of Shares or Securities in Topco.

“Shareholder Group” shall mean, in respect of a Shareholder, collectively as a group, such Shareholder, each of its Permitted Transferees that holds Securities and each of its Affiliates that holds Securities as a result of such Shareholder nominating it to take up its Subscription Right under 4.1(b).

“Shares” shall mean, collectively, the Ordinary Shares, the Preference Shares and any other shares of Topco.

“SPA Execution Date” shall mean 1 June 2020, being the original execution date of the Share Purchase Agreement.

“Sponsor” shall mean Kohlberg Kravis Roberts & Co. L.P.

“Strategic Plan” shall mean the initial strategic and value creation plan of the Group mutually agreed by the Shareholders on or prior to the date of this Agreement (or, if such plan has not been agreed on the date hereof, as soon as practicable after the date of this Agreement) (the “Initial Strategic and Value Creation Plan”), which shall be deemed approved as of the date hereof, and each of the strategic plans which is approved by the Bidco Board for subsequent periods in accordance with the provisions of this Agreement, and including any amended Strategic Plan approved in accordance with the provisions of this Agreement. “Subsidiary” shall mean a Person that is Controlled directly or indirectly by another Person.

“Tax Attribute” shall mean any national, federal, state, provincial territorial, possession, county, or local net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute that could reduce any tax (including, but not limited to, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property) or any equivalent thereof whether computed on a consolidated, combined or unitary basis.

“Taxation Authority” shall mean any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having authority in the assessment, collection or administration of tax.

“Tax Benefit” shall mean an amount by which the Tax Liability of a member of the Topco Group is actually reduced (including by any item of loss, deduction, depreciation, or amortization, any reduction of taxable income by virtue of increased tax basis, any entitlement to a refund or credit, or otherwise).

“Tax Compliance Person” shall mean Bidco or such other person as designated by the Bidco Board.

“Tax Cost” shall mean the sum of (i) any tax paid and (ii) an amount equal to the taxes that would otherwise be payable but that are offset by any Tax Attribute.

“Tax Liability” shall mean any Tax Cost that is the responsibility of any Person either legally or pursuant to any contractual obligation.

“Tax Return” shall mean all computations and returns relating to tax matters (and correspondence and documentation relating thereto).

“UK Divestco” shall mean Waves UK Divestco Limited, a private limited company incorporated under the laws of England and Wales having its registered office at c/o Coty UK 5 St George’s Rd, Wimbledon, London SW19 4DR and with registered company number 12625660.

“U.S. Company” shall mean an entity created or organized under the laws of the United States, any state thereof, or the District of Columbia.

“Transaction Documents” shall have the meaning given to such term under the Share Purchase Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement.

“Transitional Services Agreements” shall mean the transitional services agreements entered into pursuant to Clause 19.9 of the Separation Agreement.

“Transfer” shall mean any direct or indirect transfer, sale, assignment, pledge, Encumbrance, hypothecation or other disposition (including by way of contractual or other arrangement which transfers the economic risk and reward), either voluntarily or involuntarily, including pursuant to the creation of a derivative security, the grant of an option or other right (including in respect of any voting rights attached thereto), the imposition of a restriction on disposition or voting, by operation of law or by any disposition of any legal or beneficial interest in any parent holding company of the relevant Person and any agreement to do any of the foregoing; provided, however, that, notwithstanding anything to the contrary in this Agreement, (a) in the event that Coty ceases to be Controlled directly or indirectly by Coty Parent, such event shall be deemed to constitute a Transfer subject to the restrictions contained or referenced herein; (b) a Transfer shall not include the redemption or other acquisition of Securities by Topco from each Shareholder on a pro-rata basis; (c) with respect to the KKR Shareholder Group, a Transfer shall not include the creation of any Encumbrance over any Securities where any such Person (or in the case of a Person who is a fund, the operator, manager or custodian thereof) enters into a third party debt facility in connection with which it grants Encumbrances to the relevant lenders; (d) with respect to the KKR Shareholder Group, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a partner, member or other equity holder of a Shareholder to another Person, of any partnership or membership interest or other equity security of such Shareholder that does not result in the Person Controlling such Shareholder or a Permitted Transferee thereof to cease to Control such Shareholder, shall not be deemed to constitute a Transfer subject to the restrictions on Transfer contained or referenced herein; and (e) with respect to the KKR Shareholder Group, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a MEIP Participant, or by any employee benefit trust or holding vehicle established for the benefit of current and former employees of the Group, of securities in Rainbow Capital to another MEIP Participant (or any close family member of such MEIP Participant, any family trust benefitting that MEIP Participant or his close family members or any employee benefit trust or holding vehicle established for the benefit of current and former employees of the Group) shall not be deemed to constitute a Transfer subject to the restrictions on Transfer contained or referenced herein.

“Transferee” shall mean a Person to which a Transfer is made.

“TSA Representative” shall have the meaning given to such term under the Transitional Services Agreements.

“TSA Steering Committee” shall have the meaning given to such term under the Transitional Services Agreements.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States.

“U.S. Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the IRC, as such regulations may be amended from time to time (it being understood that all references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations).

“Voting Stock” shall mean, with respect to Coty, the Coty Parent Common Stock, the Coty Parent Series B Preferred Stock and any other Capital Stock of Coty Parent having the right to vote generally in any election of directors of the Board of Coty Parent.

“Winding Up” shall mean a voluntary or involuntary distribution pursuant to a winding up, dissolution or liquidation of Topco.

(b)    As used in this Agreement, each of the following capitalised terms shall have the meaning ascribed to it in the Clause set forth opposite such term below:

Term	Clause

Acceptance Notice	Clause 5.5(c)

Acceptance Period	Clause 5.7(c)

Accounting Firm	Clause 9.1(e)(i)

Acquiring Shareholder	Clause 9.9

Acquisition	Recitals

AIFMD	Clause 9.6

Alternate Director	Clause 3.5(h)

Anti-Bribery Legislation	Clause 9.3(a)(iii)

Audit Committee	Clause 3.6(b)

Authorised Recipients	Clause 9.2(a)

Bidco	Preamble

Board Referral Matters	Clause 3.5(f)

Term	Clause

Chairperson	Clause 3.3(d)

Challenge	Clause 10.5

Change of Control	Clause 5.6(a)(ii)

Chief Executive Officer	Clause 3.10(a)

Chief Financial Officer	Clause 3.10(b)

Claims	Clause 7.1(a)

Competing Opportunity	Clause 9.9

Confidential Information	Clause 9.2(a)

Coty	Preamble

Coty Holding Period	Clause 5.2(a)(ii)

Coty Monitoring Fee	Clause 9.4(g)

Coty Parent	Preamble

Coty Representative	Clause 3.1(d)(i)

CRS	Clause 9.1(a)

Data Protection Laws	Clause 9.7

Deadlock	Clause 3.1(d)

Default	Clause 10.4

Default Cure Period	Clause 10.4

Default Notification	Clause 10.4

Defaulting Shareholder	Clause 10.4

Distribution	Clause 9.5(a)

Drag-Along Notice	Clause 5.8(b)

Drag-Along Right	Clause 5.8(a)

Drag-Along Transferee	Clause 9.8(a)

Dragged Shareholders	Clause 5.8(a)

Dragging Shareholder	Clause 5.8(a)

Eligible Entity	Clause 9.1(c)(iii)

Excluded Shareholder	Clause 4.2(b)

Expert	Clause 5.6(e)

FATCA	Clause 9.1(a)

GDPR	Clause 9.7

Indemnifying Party	Clause 7.1(a)

Indemnitees	Clause 7.1(a)

IPO Demand Notice	Clause 6.1(b)

Issuer Agreement	Clause 5.13(a)

KJ Opportunity	Clause 9.8(d)(i)(A)

Term	Clause

KKR Call Option	Clause 5.6(a)

KKR Exercise Notice	Clause 5.6(b)

KKR Holding Period	Clause 5.2(a)(i)

KKR Monitoring Fee	Clause 9.4(f)

KKR Representative	Clause 3.1(d)(ii)

LCIA	Clause 10.5(a)

Losses	Clause 7.1(a)

MEP Vehicle	Clause 9.1(e)(i)

Non-Recourse Party	Clause 10.10(c)

Offer Notice	Clause 5.5(c)

Offer Price	Clause 5.5(c)

Option/Redemption Price	Clause 5.6(c)

Original Coty Seller	Preamble

Participating Shareholder	Clause 4.1(b)

Parties	Preamble

Permitted Pledge	Clause 5.3(a)(ii)

Per Se Entity	Clause 9.1(c)(iii)

PFIC	Schedule E, Paragraph 2.d.

QEF	Schedule E, Paragraph 2.e.

Proposed Election	Clause 9.1(c)(ii)

Proposed Transferee	Clause 5.7(b)

Rainbow Capital	Preamble

Redemption Right	Clause 5.6(a)

Related Rights	Clause 5.3(a)

Reserved Transaction	Clause 9.1(d)(ii)

Restricted Period	Clause 9.8(a)

ROFO	Clause 5.5(b)

ROFO Deadline	Clause 5.5(c)

ROFO Holder	Clause 5.5(a)

ROFO Notice	Clause 5.5(a)

ROFO Offer	Clause 5.5(c)

ROFO Securities	Clause 5.5(b)

ROFO Transferor	Clause 5.5(a)

Term	Clause

Selling Shareholders	Clause 5.7(a)

Stapled Securities	Clause 5.9(c)

Structure Action	Clause 9.1(d)(ii)

Subject MEIP Securities	Clause 9.5(b)

Subject Securities	Clause 5.6(a)

Subscription Period	Clause 4.1(a)

Syndicatee	Clause 5.4

Tag-Along Notice	Clause 5.7(b)

Tag-Along Offer	Clause 5.7(c)

Tag-Along Right	Clause 5.7(a)

Tag-Along Sellers	Clause 5.7(b)

Tagging Shareholder	Clause 5.7(b)

Tax Advances	Clause 9.1(b)

Tax Indemnified Shareholder	Clause 9.1(b)

Tax Information	Clause 9.2(c)

Topco	Preamble

Topco Expenses	Clause 9.4(b)

Transfer Notice	Clause 5.5(a)

Transfer/Issuance Offer	Clause 4.2(b)

Trigger Event	Clause 5.6(a)

Trigger Event Notice	Clause 5.6(b)

Urgent Liquidity Requirement	Clause 4.2(a)

1.2    Interpretation.

(a)    Unless the context otherwise requires, words and expressions defined in the Articles and words and expressions defined in or having a meaning provided by the Companies Act 2006 shall have the same meaning in this Agreement, including, references to a “company”, “holding company”, “subsidiary”, “parent undertaking”, “group undertaking” and “subsidiary undertaking”.

(b)    Whenever the words “include”, “includes” or “including” “in particular” or any similar expressions are used in this Agreement they shall be construed as illustrative and shall be deemed to be followed by the words “without limitation” and shall not limit the sense of the words preceding those expressions.

(c)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    Unless the context otherwise requires, or as expressly defined otherwise, in this Agreement:

(i)

references to any document shall be deemed to be to that document as may be amended, supplemented, novated or replaced from time to time (with such consents as may be required pursuant to the terms of this Agreement);

(ii)	any reference to a regulatory body or agency shall be deemed to include any successor of such regulatory body or agency and shall be construed as a reference to the same;

(iii)	any time or date shall be construed as a reference to the time or date prevailing in England;

(iv)	if a Director appoints a proxy Director in accordance with Clause 3.5(i), any reference to a Director shall be deemed to be a reference to his proxy Director;

(v)	an undertaking, where used in relation to the Holding Companies, means an undertaking other than to the extent that it would constitute an unlawful fetter on its statutory powers; and

(vi)	a reference to any Party or any party to any other agreement or document shall include such Party’s or party’s successors and permitted assignees.

(f)    Unless otherwise specifically provided, a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, except where the context requires otherwise.

(g)    The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

(h)    The headings in this Agreement are for convenience only and shall not affect its meaning. References to a Clause, sub-clause, Schedule or paragraph are (unless otherwise stated) to a Clause and sub-clause of this Agreement, a Schedule to this Agreement and to a paragraph of the relevant Schedule to this Agreement.

(i)    References to “to the extent” shall be construed as “if, but only to the extent”.

ARTICLE II

IMPLEMENTATION MATTERS

2.1    Conflicts or Inconsistencies. In all events, this Agreement will govern and prevail as among the Parties in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Organisational Documents of Topco or any other member of the Group, provided that if necessary, the Parties will exercise all their voting rights and other rights and powers available to them to procure (so far as it is able to do so) any required amendment to such Organisational Documents as soon as possible to remove such conflict or inconsistency and reflect the principles set forth in this Agreement, to the extent permitted or required by Law.

2.2    Effectuating the Intent of the Parties. Each Party shall take all action in its power and authority as a direct or indirect shareholder of a member of the Group and, if applicable, vote the shares of such member of the Group and instruct (subject to their fiduciary duties) its designees on any relevant Board and on any committees thereof to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein and satisfy any applicable requirements thereto.

2.3    Collective Parties.

(a)    In the event of a Party (other than the “Shareholders”) which is defined by a collective defined term herein (i.e., comprises multiple entities but is represented by one defined term), the rights of such Party under this Agreement may be exercised by any such constituent entity and the other Parties shall be entitled to rely on such constituent entity as the authorised representative of all constituent entities. Notice delivered to such a Party pursuant to Schedule A shall be deemed effective if properly delivered to any of its constituent entities.

(b)    In the event of (i) a Transfer of Securities under this Agreement by Coty to a Permitted Transferee which is a Person in the JAB Group or (ii) the issuance of New Securities by any member of the Group to a Person in the JAB Group pursuant to Article IV of this Agreement, the Equity Percentages of such Persons shall be aggregated and shall be deemed to collectively be “Coty” and members of the “Coty Shareholder Group” for the purposes of determining Coty’s continuing rights under this Agreement (including the governance rights under Article III and the various decisions which are subject to the prior consent of, or consultation with, Coty).

(c)    Any and all rights of Coty under this Agreement, whether acting in its capacity as Shareholder or otherwise, may be exercised in accordance with the instructions of the Coty Parent.

2.4    Step Down. The Equity Percentage of Coty and the Coty Shareholder Group shall at all times be deemed to remain at 40% for the purposes of determining Coty’s governance rights under Article III and Coty’s demand right in Clause 6.1(b), until and only to the extent reduced by the Transfer from time to time of Securities by the Coty Shareholder Group to a Person other than a Permitted Transferee in accordance with the terms of this Agreement.

2.5    Applicable Law. The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by Law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their commercially reasonable endeavours to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by Law or the provisions of this Agreement to be taken by the Parties, but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, then each Party shall act in accordance with such corporate formality. Topco shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of Topco. This shall not affect the validity of the relevant provision as between the other parties to this Agreement or the respective obligations of the other parties as between themselves.

ARTICLE III

GOVERNANCE

3.1    Shareholder Meetings.

(a)    Unless a different majority is required by Law, shareholder decisions will be made by the shareholders of Topco by a majority vote of the Ordinary Shares, subject to Clause 3.1(b) and Clause 3.1(c).

(b)    Subject to Clause 3.1(c), Clause 3.5(l) and for so long as the Coty Shareholder Group at such time:

(i)	holds any Ordinary Shares, decisions with respect of the matters set out in Part 1 of Schedule B shall require the affirmative consent of both Rainbow Capital and Coty;

(ii)

holds an Equity Percentage of at least 15%, in addition to Clause 3.1(b)(i), decisions with respect of the matters set out in Part 2 of Schedule B shall require the affirmative consent of both Rainbow Capital and Coty; and

(iii)

holds an Equity Percentage of at least 30%, in addition to Clause 3.1(b)(i) and Clause 3.1(b)(ii), decisions with respect of the matters set out in Part 3 of Schedule B shall require the affirmative consent of both Rainbow Capital and Coty.

(c)    Notwithstanding anything to the contrary herein, none of the Reserved Matters shall require the affirmative consent of Rainbow Capital or Coty to the extent such matter is contemplated by the Initial Strategic Plan and Value Creation Plan, or any future Strategic Plan the terms of which have been expressly agreed by Coty in writing, or is reasonably necessary to give effect to any proposed action contemplated by such plans.

(d)    In the event that Rainbow Capital and Coty fail to reach agreement in respect of any of the Reserved Matters following negotiation between them in good faith (such event shall be deemed a “Deadlock”), then the Bidco Board or either Shareholder may within 30 days of such Deadlock having arisen refer such matter to:

(i)

in the case of Coty, the chairman, senior partner or chief executive officer of the JAB Group as notified by Coty to Rainbow Capital from time to time (the “Coty Representative”). At the date of this Agreement, the Coty Representative shall be Peter Harf; and

(ii)

in the case of Rainbow Capital, a partner level of the Sponsor or its Affiliates as notified by Rainbow Capital to Coty from time to time (the “KKR Representative”). At the date of this Agreement, the KKR Representative shall be Christian Ollig.

The Senior Representatives shall use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Senior Representatives agree to in writing will be conclusive and binding on the Shareholders. If a resolution is not agreed between the Senior Representatives on such matter within 30 days after such matter is so referred (or such longer period as the Senior Representatives may agree upon), the Reserved Matter shall be deemed rejected.

3.2    Composition of the Intermediate Holdco Boards.

(a)    Subject to Clause 3.3(a), each Intermediate Holdco Board shall initially consist of three (3) members and may be increased or decreased with the approval of the Bidco Board. Rainbow Capital shall be entitled to appoint a majority of the Directors to each Intermediate Holdco Board and, for so long as the Coty Shareholder Group holds an Equity Percentage of at least 15%, Coty shall be entitled to appoint one (1) Coty Director to each Intermediate Holdco Board.

(b)    The Intermediate Holdco Boards shall not have a chairperson.

(c)    The meetings of an Intermediate Holdco Board may be called by any Director of the relevant Board.

(d)    No Director of an Intermediate Holdco Board or any other representative of an Intermediate Holdco may act in a manner inconsistent with the decisions adopted by the relevant Intermediate Holdco Board or, subject to their fiduciary duties, the decisions adopted by the Bidco Board (as the operating board of the Group) in accordance with the terms of this Agreement which were made in respect of or affecting an Intermediate Holdco or in a manner inconsistent with this Agreement. Each Shareholder shall direct each Intermediate Holdco to act in accordance with decisions adopted by the Bidco Board.

3.3    Composition of the Bidco Board.

(a)    Unless otherwise agreed by Rainbow Capital and Coty, the Bidco Board shall initially consist of at least nine (9) Directors and may be increased or decreased, provided that Rainbow Capital shall at all times have the right to appoint the majority of the Directors of the Bidco Board (and any committee thereof) and, subject to Clause 3.3(b), the Bidco Board shall appoint all other members.

(b)    For so long as the Coty Shareholder Group holds an Equity Percentage of:

(i)	at least 30%, Coty shall be entitled to appoint two (2) Directors to the Bidco Board (or committee thereof); or

(ii)	at least 15%, Coty shall be entitled to appoint one (1) Director to the Bidco Board (or committee thereof).

(c)    Subject to Clause 2.4, if the Coty Shareholder Group ceases to hold the requisite Equity Percentage such that Coty no longer has the right to appoint such number of Directors to the Bidco Board (or a committee thereof) as set forth in and in accordance with Clause 3.2(a), Clause 3.3(b) and Clause 3.4(a), Coty shall promptly do all things required and necessary to remove such Director(s) from the relevant Board (or committee thereof) as results in the number of Directors appointed to the relevant Board (or committee thereof) by Coty being no greater than the number of Directors Coty shall at that time be entitled to appoint pursuant to 3.2(a), Clause 3.3(b) and Clause 3.4(a), unless otherwise agreed by Rainbow Capital.

(d)    The chairperson of the Bidco Board (the “Chairperson”) shall at all times be appointed or replaced by Rainbow Capital and the initial Chairperson shall be Christian Ollig. The Chairperson shall not have a casting vote.

(e)    On the date of this Agreement, the Bidco Board shall initially comprise six (6) KKR Directors and two (2) Coty Directors. The initial Directors of the Bidco Board shall be: Nancy Ford, Tim Franks, Christian Ollig, Justin Lewis-Oakes, Aileen Yan and Annie Young-Scrivner as the initial KKR Directors and Pierre-Andre Terisse and Justine Tan as the initial Coty Directors.

(f)    Subject to Clause 3.1(b)(i), any Director of the Bidco Board may be removed (with or without cause), and a substitute Director appointed, from time to time and at any time, by the general meeting or written resolution of the Shareholders. A KKR Director or a Coty Director shall be removed (with or without cause) and a substitute Director appointed to the Bidco Board, promptly upon written request by Rainbow Capital or Coty, respectively, by the general meeting or written resolution of the Shareholders.

(g)    Each Shareholder undertakes to vote in favour of any appointment or removal of a Director proposed by a Shareholder entitled to such appointment pursuant to this Clause 3.2.

(h)    No Director of Bidco or any other representative of Bidco may act in a manner inconsistent with the decisions adopted by the Bidco Board or, subject to their fiduciary duties, in a manner inconsistent with this Agreement.

3.4    Composition of the Boards of Subsidiaries of Bidco.

(a)    Except as otherwise provided in Clause 3.4(b), the Bidco Board shall decide the composition of the Boards of every Subsidiary of Bidco. Rainbow Capital shall be entitled to appoint up to one (1) Director to the Board of every Subsidiary of Bidco and, if Rainbow Capital so exercises such right to appoint a Director to the Board of a Subsidiary of Bidco, then for so long as the Coty Shareholder Group holds an Equity Percentage of at least 15%, Coty shall be entitled to appoint up to one (1) Director to such Board.

(b)    The Finco Board shall initially consist of five (5) members and may be increased or decreased with the approval of the Bidco Board. Rainbow Capital shall be entitled to appoint a majority of the Directors to the Finco Board, and, for so long as the Coty Shareholder Group holds an Equity Percentage of at least 15%, Coty shall be entitled to appoint one (1) Coty Director to the Finco Board.

(c)    The Boards of a Subsidiary of Bidco shall not have a chairperson.

(d)    The meetings of a Subsidiary of Bidco shall be called by any Director of the relevant Board.

(e)    No Director of a Board of a Subsidiary of Bidco or any other representative of a Subsidiary of Bidco may act in a manner inconsistent with the decisions adopted by the relevant Board or, subject to their fiduciary duties, in a manner inconsistent with this Agreement.

3.5    Proceedings, Quorum and Acts of Bidco.

Each of the Parties agrees that, and shall exercise its rights and powers to ensure that,:

(a)    the Bidco Board shall be the body that supervises the management of the Group;

(b)    the Bidco Board (where required) shall be responsible for the approval of matters relating to the Group as may be designated for approval by the Bidco Board by this Agreement or a shareholders meeting of Topco from time to time;

(c)    subject to Clause 3.1, the Directors of Bidco shall have full and complete discretion to manage and control Bidco, to make all collegiate decisions affecting the business and affairs of Bidco and to take all such actions as they deem necessary or appropriate to accomplish the purposes of Bidco, including deciding the vote of the shares of a Subsidiary or designating Directors of a Subsidiary to be appointed, and, to the extent permitted by applicable regulations, giving direction to any such designees, and each of its Subsidiaries shall have equivalent rights;

(d)    the meetings of the Bidco Board shall be called by the Chairperson at the written request of any Director of Bidco, provided that there will be a minimum of four meetings per calendar year;

(e)    the meetings of the Bidco Board shall be called by written notice. Such notice shall include a detailed agenda of matters to be discussed at such meeting. This written notice shall be sent at least three (3) Business Days prior to the date set for the meeting (except in cases of urgent need) by electronic mail to each of the Directors at the address on record in the secretary’s office of Bidco. The written notice of a call shall enclose a pack providing reasonable details and supporting information of all agenda items;

(f)    subject to Clause 3.5(k), and without prejudice to the terms of Clause 3.3(b), to the extent that an item set forth in Schedule C (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof) (“Board Referral Matters”) arises or is being proposed with respect to a member of the Group, Bidco and the members of the Group shall take all action to ensure that such item shall be referred to the next meeting of the Bidco Board for discussion and no such matter shall be undertaken without Bidco Board approval. Any amendment, supplement or other modification to the Board Referral Matters shall be approved by simple majority of the votes of the Directors of the Bidco Board and such approved Board Referral Matters shall be deemed incorporated herein by this reference;

(g)    in order for a meeting of the Bidco Board to be quorate at least one KKR Director and one Coty Director (if there is one appointed) must be present (unless Rainbow Capital or Coty (as applicable) otherwise consents to such meeting being held either without their Director present or in the presence of an alternate). If a quorum is not constituted at any duly convened meeting of the Bidco Board within half an hour from the time appointed for the meeting, the meeting shall be adjourned to the next Business Day falling one week after the date of such meeting at the same time and place whereupon the meeting will be quorate notwithstanding the absence of the Coty Director;

(h)    subject to any compulsory supplementary requirements of Law, a Director may appoint another Director as his replacement (an “Alternate Director”) for any specified meetings of the relevant Board by serving written notice of such appointment on Bidco. Such replacement may exercise the votes of, and otherwise have the same rights and obligations as, the Director who appointed him and such appointing Director may direct his replacement on how to exercise such votes;

(i)    each Director may confer a proxy to another Director to attend and vote at any meetings of the Bidco Board on their behalf;

(j)    unless a different majority is required by Law, all matters shall be approved by simple majority of the votes of the Directors present at a quorate meeting of the Bidco Board. Each Director of the Bidco Board other than the KKR Directors and the Coty Directors shall be entitled to one (1) vote. Each KKR Director and each Coty Director shall be entitled to cast such whole number of votes equal to the quotient of (i) the number of votes that, assuming all seats of the Bidco Board or committee thereof are filled, would give the KKR Directors and the Coty Directors, respectively, a total number of votes that is proportionate to their respective appointing Shareholder Group’s Equity Percentage (calculated by reference only to the KKR Shareholder Group and the Coty Shareholder Group and excluding from the numerator and the denominator any Securities held by or on behalf of any other Person), divided by (ii) the number of KKR Directors or Coty Directors, as applicable, present at any meeting of the Bidco Board or committee thereof; provided that (x) in no event shall each KKR Director have a number of votes less than the whole number of votes that, assuming all seats of the Bidco Board or committee thereof are filled, would give the KKR Directors a majority of the total number of the votes of the Bidco Board or committee thereof, divided by the number of KKR Directors present at any meeting of the Bidco Board or committee thereof, and (y) in the event the KKR Directors or the Coty Directors, as the case may be, present at the meeting, cast different votes, the KKR Shareholder Group’s Equity Percentage or the Coty Shareholder Group’s Equity Percentage shall for these purposes be deemed to be split proportionally amongst the KKR Directors or the Coty Directors, respectively, present at such Board or committee meeting;

(k)    the adoption of, or any material amendments to, the Strategic Plan or the Annual Budget shall be approved by simple majority of the votes the Directors of the Bidco Board, provided that, for so long as the Coty Shareholder Group holds an Equity Percentage of at least 15%, the Group shall consult with Coty in good faith (through the Bidco Board approval process in accordance with Clause 3.5(f)), prior to the adoption of, or making any material amendments to, such Strategic Plan or Annual Budget; and

(l)    Notwithstanding anything to the contrary:

(i)

any Board deliberations and decisions relating to agreements or arrangements between (A) any member of the Group, on the one hand, and (B) Coty or any of its Affiliates, on the other, shall exclude the Coty Directors for that part of the Board meeting (and all such Coty Directors shall not receive information in relation to such matter, agreement or arrangement nor have voting rights or rights of approval, veto or consent or similar rights over any such decisions) and any such decisions will not be Reserved Matters, provided that (y) where the Board (in its sole discretion and without such Coty Directors participating) decides that such Coty Directors may participate in such part of the meeting notwithstanding such conflicts of interests, such Coty Directors shall continue to be permitted to participate in discussions in such part of the meeting of the Board and to vote in respect of such decisions; and (z) a KKR Director or a Coty Director (as the case may be) shall not be considered to have a conflict of interest in any matter simply by virtue of their engagement by Rainbow Capital, Coty or any of their Affiliates; and

(ii)

Rainbow Capital and Coty agree that Rainbow Capital shall at all times, at its sole discretion, be entitled to designate the appointment or replacement of any of the Purchaser Committee Representatives on the Separation Committee or the TSA Steering Committee (and none of the Coty Shareholder Group nor any of the Coty Directors shall have any voting rights or rights of approval, veto or consent or similar rights over any such decisions) and any such decisions will not be Board Referral Matters or Reserved Matters.

3.6    Committees; Audit Committee.

(a)    The Bidco Board may create any committee thereof as the Bidco Board deems necessary, appropriate or desirable from time to time. Rainbow Capital and Coty shall be entitled to designate such number of representatives on any such committee as prescribed in and in accordance with the principles set forth in Clause 3.3(a) and Clause 3.3(b). Unless otherwise agreed by the Shareholders, in order for a meeting of a committee to be quorate at least one KKR Director must be present. The committee members shall have the right to cast such number of votes as prescribed in and in accordance with Clause 3.5(j) at any such committee meeting.

(b)    As soon as practicable after the Completion Date, and in any case no later than five Business Days after the Completion Date, the Bidco Board shall establish an audit committee which shall consist of three (3) members, comprising Pierre-Andre Terisse, Justin Lewis-Oakes and Aileen Yan (“Audit Committee”). The chairperson of the Audit Committee from time to time shall be appointed by Coty and the initial chairperson of the Audit Committee shall be Pierre-Andre Terisse . In order for a meeting of the Audit Committee to be quorate at least one KKR Director must be present. The Audit Committee shall have the authority to take any actions as set out in this Agreement or as otherwise authorised by the Bidco Board.

3.7    Governance of the Subsidiaries of Bidco.

(a)    Each of the Shareholders hereby agree that all the principles, rights, obligations and terms established in this Agreement for Bidco (other than Clause 3.3(d), the specific composition of the Bidco Board set forth in Clause 3.3(e), Clause 3.5(a), Clause 3.5(b) and Clause 3.5(d)) shall apply mutatis mutandis to the Subsidiaries of Bidco and they shall exercise their voting rights and powers available to them in relation to Bidco and the members of the Group to ensure that no decision, action or procedure shall be adopted, taken or initiated in any of the members of the Group which could be considered inconsistent with or contrary to the decisions adopted by Bidco or with the terms of this Agreement or which, if adopted at the level of Bidco, would require the consent of the Shareholders in accordance with Clause 3.1.

3.8    Electronic Communications. Subject to Law, Directors of the relevant Board or committee thereof may participate in a meeting of such Board or any committee thereof by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other and such participation in a meeting shall constitute presence in person at the meeting.

3.9    Action by Consent. Subject to any requirements to the form of a meeting under Law, any action required or permitted to be taken at any meeting of a Board, or any committee thereof or by the relevant shareholders of any member of the Group may be taken without a meeting (including without a meeting pursuant to Clause 3.8) and without a vote, if a consent or consents in writing, or written resolutions, setting forth the action so taken, shall be signed by such number of Directors whose votes would be required to pass the relevant resolution at a meeting of the relevant Board (which, for the avoidance of doubt, shall include the consent of at least one KKR Director, if there is one appointed) or by the relevant shareholders whose votes would be required to pass the relevant resolution at general meeting, as applicable; provided that no action by written consent shall be taken (i) prior to notice of such action by written consent being furnished to all Directors of the relevant Board, all members of the relevant committee of a Board or all shareholders of the relevant member of the Group, as applicable or (ii) in respect of a Reserved Matter that requires the consent of Coty, without the prior written consent of Coty; provided further that if (x) the foregoing requirements have been satisfied with respect to a proposed action of the relevant Board, (y) the relevant Board has received the requisite number of consents from the number of Directors required to pass the relevant resolution at a meeting of the relevant Board and (z) the written consent of a Coty Director has not been given to such proposed action, then such action of the relevant Board shall not be effective until the time that is 24 hours after the written consent was circulated in accordance with this Clause 3.9, and such action shall be taken to be adopted by such Board (notwithstanding that none of the Coty Directors have provided their consent to such action). Notice of a consent need not be given to any Director, committee member or shareholder if a written waiver of notice, executed before or after the consent is executed is filed with the consent. Promptly upon receiving the last consent required for a resolution of the relevant Board or any committee thereof or any shareholders (as applicable) to be adopted, the chairperson of the relevant Board or any committee (as applicable) shall give notice thereof to each other Director of such Board or committee or relevant shareholder, as applicable.

3.10    Management of the Group.

(a)    The initial chief executive officer of the Group (the ”Chief Executive Officer”) shall be mutually agreed upon by the Shareholders. Thereafter, Rainbow Capital, following consultation with Coty in good faith, shall be entitled to designate the Chief Executive Officer. The Shareholders undertake to vote in favour of any appointment or removal of the Chief Executive Officer proposed by Rainbow Capital pursuant to this Clause 3.10(a).

(b)    The initial chief financial officer of the Group (the “Chief Financial Officer”) shall be mutually agreed upon by the Shareholders. Thereafter, Rainbow Capital and Coty shall each have the right to review potential candidates for the role of the Chief Financial Officer of the Group and such appointment shall be made by the Bidco Board taking into account the recommendation of the Chief Executive Officer.

(c)    The Parties agree that Management shall have control over the operational day-to-day activities of the Group and its business, subject to the Board Referral Matters, the Reserved Matters or any other matters reserved to the Board or the shareholders meeting pursuant to Law. The Bidco Board shall have the capacity to direct at any time the actions and operations of Management even if such actions or operations are not Reserved Matters or are day-to-day activities.

3.11    Compliance and Governance Policies. The Bidco Board shall ensure that, as soon as reasonably practicable after the date of this Agreement, Bidco adopts, and thereafter have in place at all times, appropriate compliance and governance policies, procedures, and controls including (without limitation) policies and procedures that are (i) reasonably designed to prevent, detect, and deter violations of applicable anti-bribery, anti-corruption, anti-money laundering, export control, and Sanctions and antitrust Laws; and (ii) reasonably acceptable to Rainbow Capital and not less stringent than those of Coty.

3.12    Information Rights of the Shareholders.

(a)    Subject to Clause 3.12(c), (i) Rainbow Capital shall have and Topco shall provide Rainbow Capital or its designated Representative with access to all Information regarding the Group and any other information which the KKR Shareholder Group may reasonably require for the purpose of monitoring its investment in the Group and (ii) for so long as the Coty Shareholder Group at such time holds an Equity Percentage of 15%, Coty shall have and Topco shall provide Coty or its designated Representative with access as Coty may reasonably require from time to time to examine (and at its expense to take copies of) the books and records of the Group and to discuss, upon reasonable notice to Bidco (but no more than six times in each calendar year) and during normal working hours, the business and affairs of the Group with Management.

(b)    Subject to Clause 3.12(c), for so long as the Coty Shareholder Group at such time holds Securities, Coty shall be entitled to and Topco shall provide it with: (i) the quarterly unaudited accounts of the Group within 45 days after the end of each of the first three quarters of each accounting period of the Group; (ii) the annual audited accounts of the Group (together with the notes thereto and the directors’ report and auditors’ report thereon) within 3 months of the end of each accounting period of the Group; (iii) the annual audited accounts of Topco within 3 months of the end of each accounting period of Topco; and (iv) such information reasonably required by Coty Parent or Coty to comply with the rules of the U.S. Securities and Exchange Commission. In the case of (i), (ii) and (iii) above, where requested (and if applicable) such accounts shall (at the cost of Coty) be provided together with a reconciliation from IFRS to US GAAP to the extent required to satisfy Coty Parent’s or Coty’s public reporting requirements.

(c)    In addition to Clause 3.12(b) and subject to Clause 3.12(d), for so long as the Coty Shareholder Group at such time holds an Equity Percentage of at least 10%, Coty shall be entitled to and Topco shall provide it with the monthly unaudited management accounts of the Group (including a profit and loss account and cash flow statement) within 30 days after the end of each month.

(d)    Topco shall not be obligated to provide such access or materials if the Bidco Board determines, in its reasonable judgment, that doing so would be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate Law, an applicable outstanding order, judgment, injunction, ruling writ or decree of any Governmental Authority or obligation of confidentiality owing to a third party, (iii) jeopardise the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that Topco shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iv) expose Topco to risk of liability for disclosure of personal information (provided, however, that Topco shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the disclosure of protected personal information); and provided further that the Parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing.

(e)    The Parties acknowledge and agree (i) that the Directors on the Boards of a member of the Group shall be entitled to disclose any information (other than commercially sensitive information) he or she receives in his or her capacity as Director from any member of the Group to officers, directors, members, employees and representatives of his or her appointing Shareholder and its Affiliates and (ii) to the internal use by his or her appointing Shareholder and its Affiliates of any information received from any member of the Group, subject, however, to the Shareholder maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the members of the Group in violation of Law.

ARTICLE IV

PRE-EMPTIVE RIGHTS ON ISSUANCES OF NEW SECURITIES

4.1    New Issuances.

(a)    Subject to the relevant Reserved Matter and any Law or regulation, if any member of the Group proposes to issue any New Securities to, or enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any New Securities with, any Shareholder (other than any other member of the Group), Topco shall deliver to each Shareholder a written notice of such proposed issuance at least 15 Business Days prior to the date of the proposed issuance (the period from the effectiveness of such notice pursuant to Clause 10.3 until the date of such proposed issuance, the “Subscription Period”). Such written notice shall set out the relevant entitlement of each Shareholder for each class of New Securities, the proposed subscription price per security for each class of New Securities (as determined in accordance with Clause 4.3 (the “Subscription Price”)) and the aggregate Subscription Price for each such entitlement.

(b)    Each Shareholder (a “Participating Shareholder”) shall have the option, exercisable at any time during the first 10 Business Days of the Subscription Period, by delivering written notice to Topco and on the same terms as those of the proposed issuance of such New Securities to each other Person, to subscribe for (or to nominate any Person that would be eligible to be its Permitted Transferee to subscribe on its behalf for, subject to such nominee adhering to the terms of this Agreement) any number of such New Securities up to such Participating Shareholder’s Pro Rata Portion of any such New Securities (rounded to the nearest unit number) (“Subscription Right”). If a Shareholder fails to deliver a notice referred to in this Clause 4.1(b) for the offered New Securities within the 10 Business Day period referred to in this Clause 4.1(b), any rights which such Shareholder may have had to subscribe for any of such offered New Securities shall be extinguished.

(c)    In the event that any Participating Shareholder elects to purchase less than the maximum number of New Securities for which it may subscribe pursuant to Clause 4.1(b), Topco shall deliver to each other Participating Shareholder a written notice thereof not later than the 10th Business Day of the Subscription Period, including the number of New Securities which were subject to the Subscription Right and were not elected to be subscribed for by the declining Shareholder and such Participating Shareholders may subscribe for such New Securities before the expiration of the Subscription Period.

(d)    If less than all of the offered New Securities are subscribed for during the Subscription Period, then on the expiry of the Subscription Period the relevant member of the Group shall have the option to: (i) complete a portion of the offering within 60 Business Days from the date of the notice referred to in Clause 4.1(a) for such number of offered New Securities subscribed for by the Participating Shareholders only; (ii) complete the offering within 60 Business Days from the date of the notice referred to in Clause 4.1(a) for the total number of offered New Securities, partly with the Participating Shareholders in the amounts subscribed for by the Participating Shareholders and the remainder with one or more Persons other than the Participating Shareholders or are approved by the Bidco Board upon the same terms and conditions as the terms set out in the notice referred to in Clause 4.1(a), subject to such Persons having become a party to this Agreement by executing a Deed of Adherence; or (iii) not to complete the offering and give notice of cancellation of the offering to the Shareholders.

4.2    Urgent Funding Requirements.

(a)    If the Bidco Board determines that, in light of any urgency resulting from a requirement to (i) fund an imminent M&A Transaction which has received the requisite Board approval; or (ii) cure an actual or potential event of default in respect of the debt finance arrangements of the Group (each, an “Urgent Liquidity Requirement”), in its reasonable opinion it is necessary to issue New Securities within shorter time periods than those set forth in Clause 4.1, Topco may by notice to the other Shareholders exclude the pre-emptive rights of the Shareholders under Clause 4.1 other than Rainbow Capital and the relevant member of the Group shall issue to Rainbow Capital the number of Securities determined by Rainbow Capital at a price determined in accordance with Clause 4.3.

(b)    In the event of a new issuance pursuant to Clause 4.2(a), the Bidco Board shall determine, to the extent reasonable, having regard to tax consequences, either that (i) Rainbow Capital shall offer to Transfer (and Rainbow Capital agrees that it shall offer to Transfer in accordance with the Bidco Board’s determination hereunder), or (ii) the Bidco Board shall procure that the Group offers to issue (the “Transfer/Issuance Offer”), to each Shareholder that is excluded from exercising its pre-emptive rights in respect of such issuance (each, an “Excluded Shareholder”), within 15 Business Days from the date of such issuance, a number of New Securities equal to, and each Excluded Shareholder shall be entitled to acquire, with full title guarantee and free from all Encumbrances (other than those set out or created pursuant to this Agreement), from Rainbow Capital, or subscribe from Topco (as the case may be), up to a number of New Securities such Shareholder would have otherwise been entitled to subscribe for under Clause 4.1, on the same commercial terms as subscribed for by Rainbow Capital and at a price equal to the price as subscribed for by Rainbow Capital. An Excluded Shareholder may accept a Transfer/Issuance Offer during the 15 Business Days following receipt of the Transfer/Issuance Offer by delivering written notice to Rainbow Capital and Topco.

4.3    Determination of Subscription Price of New Securities. The Subscription Price for any issuance of New Securities under Clause 4.1 or Clause 4.2 shall be equal to the Fair Market Value per security of such class of New Securities as determined in good faith by the Bidco Board, based on such valuation methodologies and analyses as the Bidco Board deems appropriate (provided that no Security shall be issued at a price below its nominal value); provided that, in the event that the Bidco Board has determined or determines that the relevant issuance of New Securities is necessary to (i) prevent a breach by a member of the Group under any financing agreement to which it is a party, or (ii) prevent any member of the Group from becoming insolvent under Law, the Subscription Price for such issuance shall be determined by the Bidco Board in its absolute discretion. The price determined by the Bidco Board shall be final.

4.4    Excepted Issuances. The Shareholders agree that the provisions of this Article IV shall not apply to:

(a)    the issuance or grant of New Securities (which, for the avoidance of doubt, may include Shares in Topco or any other class of Securities in Topco or any subsidiary and need not be issued to the relevant persons pro rata to the holdings of the Shareholders) pursuant to any Management Equity Incentive Plan;

(b)    the issuance or sale of New Securities other than for cash to a seller or its designee in connection with and as consideration for a member of the Group’s direct or indirect acquisition by merger or other business combination or otherwise of any Person, business or assets;

(c)    the issuance or sale of New Securities to financial institutions, commercial lenders or other debt providers or their designees, in connection with commercial loans or other bona fide arms-length debt financing by such financial institutions, commercial lenders or other debt providers, in each case, provided that the Bidco Board reasonably and in good faith believes that it is commercially desirable to sell or issue such New Securities to such Person in order to facilitate such debt financing;

(d)    the issuance or sale of New Securities pursuant to any bona fide arms-length joint venture, partnership or other strategic transaction;

(e)    the issuance of New Securities pursuant to the terms of options or convertible or exchangeable securities or other similar securities which have been issued, sold or granted in compliance with this Article IV;

(f)    the issuance of New Securities pursuant to an IPO or other Public Offering in accordance with Article VI;

(g)    the issuance of New Securities in connection with any pro rata stock split or pro rata stock dividend or any Reorganisation Transaction; and

(h)    the issuance of New Securities in connection with funding the required monies for the redemption or repurchase of the Subject Securities by Topco pursuant to Clause 5.6(h),

provided that for each of sub-clauses (a), (b), (c), (d) and (f) above (inclusive), no New Securities are issued to a Shareholder or any of its Affiliates.

4.5    Further Assurance in respect of issuance of New Securities. Subject to the other provisions of this Article IV, each Party shall take or cause to be taken all such actions as may be necessary in order to expeditiously issue New Securities pursuant to the terms of this Agreement, including: executing, acknowledging and delivering consents (including, without limitation, procuring that any Director appointed to a Board by such Party consents to such issuance of New Securities where required by the Articles of Association), assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such issuance of New Securities (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such issuance of New Securities; and otherwise cooperating with the relevant parties.

ARTICLE V

TRANSFERS

5.1    General Prohibition.

(a)    No Shareholder may Transfer any Securities or other economic or equitable interests in any Security except as expressly permitted by this Agreement.

(b)    All Transfers of Securities must comply with this Agreement, including this Article V. Any purported Transfer of Securities or other economic or equitable interests in Securities in violation of this Agreement shall be null and void, and Topco shall not in any way give effect to any such impermissible Transfer.

(c)    Without prejudice to any other remedies available, where a Shareholder breaches Article V or a Shareholder or an Affiliate of a Shareholder causes a breach of Article V (in each case, other than Rainbow Capital or one of its Affiliates), the relevant Shareholder (and to the extent any Transferee has become a Party, that new Shareholder) and its appointed Director(s) shall cease to have any voting, Reserved Matter or other governance rights under Article III (to the extent applicable).

5.2    Standstill; General Transfer Restrictions.

(a)    Except as expressly permitted in Clause 5.3 (Permitted Transfers; Permitted Pledges), Clause 5.4 (Syndication) (with respect to Rainbow Capital only), Clause 5.6 (KKR Call Option) or Clause 5.12 (Obligation to Re-Transfer) or with the prior written consent of the other Shareholders:

(i)

Rainbow Capital shall not directly or indirectly Transfer any Securities or other economic or equitable interests in any Securities for a period of three years from the Completion Date (the “KKR Holding Period”); and

(ii)

Coty shall not directly or indirectly Transfer any Securities or other economic or equitable interests in any Securities for a period of four years from the Completion Date (the “Coty Holding Period”).

(b)    After the KKR Holding Period, Rainbow Capital may, and after the Coty Holding Period, Coty may, in each case, Transfer any Securities or other economic or equitable interests in any Securities only:

(i)	in accordance with Clause 5.3 (Permitted Transfers; Permitted Pledges) or Clause 5.12 (Obligation to Re-Transfer); or

(ii)	in accordance with Clause 5.5 (Right of First Offer), Clause 5.7 (Tag-Along Right) or Clause 5.8 (Drag-Along Right); or

(iii)	pursuant to Clause 5.6 (KKR Call Option) or Clause 6.4 (Exit Co-operation).

5.3    Permitted Transfers; Permitted Pledges. Notwithstanding any other provision in this Agreement:

(a)    any Shareholder may at any time and from time to time Transfer any or all of the Securities (and rights to subscribe or acquire any of the Securities and any other rights in respect of the Securities, in each case, arising under this Agreement (the “Related Rights”)) held by it:

(i)	to one or more of its respective Permitted Transferees; provided that such Permitted Transferee becomes a party to this Agreement by executing and delivering a Deed of Adherence; or

(ii)

with respect to the KKR Shareholder Group only, (1) pursuant to any total return swap or pursuant to a charge, mortgage or pledge of such Securities and Related Rights granted to secure any indebtedness of the relevant Shareholder from a bank or other financial institution (a “Permitted Pledge”) or (2) as a result of the exercise of any right of possession, power of sale, foreclosure or any other equivalent enforcement action taken in respect of any Permitted Pledge, including any transfer to a secured party (or its agent) in lieu of foreclosure and subsequent sale; provided that, in each case, (x) with respect to each Permitted Pledge, any Transfer in connection with a secured party’s exercise of remedies under such Permitted Pledge is subject to the other Shareholders’ rights under this Agreement and (y) the pledgor continues to exercise voting rights and other governance rights attached to the pledged Securities at all times prior to a secured party’s exercise of remedies under such Permitted Pledge; and

(b)    any Shareholder may at any time and from time to time grant a Permitted Pledge over any or all of the Securities and Related Rights held by it.

5.4    Syndication. The KKR Shareholder Group may, until the date that is 12 months from the Completion Date, syndicate Securities:

(a)    in an aggregate amount of up to 10% of the voting Securities in the aggregate, to limited partners of its Affiliates that are investment funds, to other institutional investors and/or to one or more non-traditional investors (each a “Syndicatee”) where such Syndicatees do not invest through one or more vehicles Controlled by the Sponsor or its Affiliates; and

(b)    to Syndicatees without limitation where such Syndicatees invest through one or more vehicles Controlled by the Sponsor or its Affiliates,

and each of the Parties agrees to provide to the KKR Shareholder Group such information and cooperation as the KKR Shareholder Group may reasonably request in relation to such syndication as soon as reasonably practicable following such request, including by allowing the KKR Shareholder Group to share Confidential Information, provided such Syndicatee executes a customary confidentiality undertaking and, where such Syndicatee directly owns Securities in Topco as a result of such syndication, gives its written agreement to be bound by the terms and conditions of this Agreement in accordance with Clause 5.10. For the avoidance of doubt, Clause 5.7 shall not apply to any Transfer made in accordance with this Clause 5.4.

5.5    Right of First Offer.

(a)    Following the Coty Holding Period, if Coty (“ROFO Transferor”) proposes to Transfer any Securities (other than to a Permitted Transferee pursuant to Clause 5.3(a)(i), or pursuant to Clauses 5.6, Clause 5.7, Clause 5.8 or Article VI), it shall, prior to making any offer to, or requesting or accepting any offer from, any bona fide third party in respect of such Securities, provide prior written notice (a “Transfer Notice”, which Transfer Notice shall be irrevocable once given) of such intention to Topco and Rainbow Capital (the “ROFO Holder”).

(b)    The Transfer Notice shall include (i) the number of Securities proposed to be Transferred by the ROFO Transferor (the “ROFO Securities”), and (ii) a statement notifying the ROFO Holder of its right to make a first offer to purchase such Securities pursuant to this Clause 5.5 (the “ROFO”).

(c)    Within 90 days after the date of delivery of the Transfer Notice (the “ROFO Deadline”), the ROFO Holder shall have the right (but not the obligation) to make an offer (a “ROFO Offer”) to purchase all of the ROFO Securities by giving a written notice (the “Offer Notice”) to the ROFO Transferor, which Offer Notice shall set forth: (i) the cash amount of consideration per ROFO Security or the formula by which such cash consideration is determined at which such purchase is proposed to be made (the “Offer Price”); (ii) a confirmation to the ROFO Transferor that it has secured financing on a customary European certain funds basis; and (iii) all other material terms and conditions of the ROFO Offer. If the ROFO Holder has not furnished an Offer Notice that complies with the above requirements, including the applicable time periods, it shall be deemed to have waived all its rights to purchase such ROFO Securities under such ROFO Offer. The tender by the ROFO Holder of an Offer Notice shall constitute an irrevocable ROFO Offer by the ROFO Holder to purchase from the ROFO Transferor, for cash, the ROFO Securities at the Offer Price.

(d)    If the offeree under the Offer Notice constitutes a group of Affiliates of the ROFO Holder, the allocation of the ROFO Securities among them shall be on a pro rata basis among them or such other allocation as such group may determine, and the ROFO Holder shall notify the ROFO Transferor of the allocation among each Person in such group.

(e)    If the ROFO Transferor receives an Offer Notice containing a ROFO Offer as to all of the ROFO Securities on or before the ROFO Deadline (which Offer Notice shall be irrevocable once given), the ROFO Transferor shall inform the ROFO Holder by written notice (“Acceptance Notice”) whether or not it accepts the ROFO Offer within ten (10) Business Days of receipt of the Offer Notice.

(f)    If the ROFO Transferor accepts the ROFO Offer, within a further 30 days after the delivery of an Acceptance Notice (and as extended by such period as is reasonably necessary to obtain any mandatory regulatory, competition or other suspensory clearances):

(i)	the ROFO Holder shall purchase and pay the Offer Price in cash in immediately available funds for the ROFO Securities; and

(ii)	subject to receipt of the relevant consideration, the ROFO Transferor shall Transfer the ROFO Securities to the ROFO Holder.

(g)    Where the ROFO Holder waives or is deemed to waive its ROFO in accordance with the provisions of this Clause 5.5 or where the ROFO Transferor rejects or does not deliver an Acceptance Notice in respect of any ROFO Offer delivered by the ROFO Holder, the ROFO Transferor shall have the right for a period of 180 days (commencing on the date of such waiver or deemed waiver, the date of such rejection or the last date for delivery of an Acceptance Notice, whichever is earlier, and as extended by such period as is reasonably necessary to obtain any mandatory regulatory, competition or other suspensory clearances, so long as the successful bidder acts in a commercially reasonable manner to obtain such regulatory clearances), to Transfer the ROFO Securities to any bona fide third party at a price, in cash, which is not less than 105% of the Offer Price and otherwise on such terms and conditions (including as to price and timing of receipt of consideration) no more favourable to that third party, taken as a whole, than those set forth in the Offer Notice. If the ROFO Securities are not Transferred pursuant to the provisions of this Clause 5.5(g) prior to the expiration of the prescribed time period, such ROFO Securities shall become subject once again to the provisions and restrictions of this Agreement.

(h)    The receipt of consideration by the ROFO Transferor selling the ROFO Securities in payment for the Transfer of such ROFO Securities pursuant to an accepted ROFO Offer shall be deemed a warranty by such ROFO Transferor that: (i) such ROFO Transferor has full right, title and interest in and to such ROFO Securities; (ii) such ROFO Transferor has all necessary power and authority and has taken all necessary actions to sell such ROFO Securities as contemplated by the ROFO Offer; and (iii) such ROFO Securities are free and clear of any and all liens or Encumbrances at the time of transfer. In furtherance of the above, the ROFO Transferor shall, upon the reasonable request of the ROFO Holder give any other additional customary title and capacity warranties in respect to the ROFO Securities held by it.

5.6    KKR Call Option.

(a)    In the event that, at any time, either:

(i)

the JAB Group’s Beneficial Ownership of outstanding Voting Stock of Coty Parent is reduced, such that (x) it represents less than 25% of total voting power of such Voting Stock of Coty Parent (disregarding any part of such reduction that results from one or more issuances of new Voting Stock, other than in connection with a Debt for Equity Swap); and (y) it ceases to be the single largest Beneficial Owner of outstanding Voting Stock of Coty Parent; or

(ii)

any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the JAB Group, is or becomes the Beneficial Owner of 35% or more of the total voting power of the outstanding Voting Stock of Coty Parent and the JAB Group’s Beneficial Ownership of outstanding Voting Stock of Coty Parent is reduced such that it represents less than 35% of the total voting power of the outstanding Voting Stock of Coty Parent (disregarding any part of such reduction that results from one or more issuances of new Voting Stock, other than in connection with a Debt for Equity Swap) (a “Change of Control”);

(each of sub-clause (i) above and the Change of Control, a “Trigger Event”), then Rainbow Capital (or any Affiliate designated by Rainbow Capital) shall have the right, but not the obligation, at its election to either:

(A)    purchase and acquire all of the Securities then held by the Coty Shareholder Group (the “Subject Securities”) (“KKR Call Option”); or

(B)    to the extent permitted by Law, require the redemption of all of the Subject Securities by Topco (“Redemption Right”).

(b)    Coty shall promptly and without undue delay, and in any event no later than five (5) Business Days after the occurrence of a Trigger Event, deliver to Rainbow Capital a written notice thereof (“Trigger Event Notice”). The KKR Call Option or the Redemption Right may be exercised by Rainbow Capital at any time until the date that is 60 days after the later of (x) its receipt of the Trigger Event Notice and (y) the occurrence of a Trigger Event, by delivering written notice to Coty and Topco (“KKR Exercise Notice”) which shall specify Rainbow Capital’s election of either the KKR Call Option or the Redemption Right (but not both).

(c)    If Rainbow Capital validly exercises the KKR Call Option or the Redemption Right, the purchase price per security for each class of Security to be Transferred or redeemed by Topco (as the case may be) shall be equal to the Fair Market Value of such Security on the date upon which the Trigger Event occurred (the “Option/Redemption Price”) determined in accordance with Clause 5.6(d) and Clause 5.6(e).

(d)    Unless Rainbow Capital and Coty agree that the Option/Redemption Price shall be determined in accordance with Clause 5.6(e) without first complying with the negotiation and agreement procedure set forth in this Clause 5.6(d)), Rainbow Capital and Coty shall, as soon as reasonably practicable, use good faith efforts to negotiate and agree upon the Option/Redemption Price within 30 days after the delivery of the Option/Redemption Notice, and any such agreement shall be conclusive and binding on them for the purposes of this Clause 5.6.

(e)    If:

(i)

Rainbow Capital and Coty agree that the Option/Redemption Price shall be determined in accordance with this Clause 5.6(e) without first complying with the negotiation and agreement procedure set forth in Clause 5.6(d); or

(ii)	Rainbow Capital and Coty fail to reach agreement in respect of the Option/Redemption Price within the 30-day period prescribed in Clause 5.6(d),

then the determination of the Option/Redemption Price shall be referred by either Party to an independent reputable firm of accountants of international standing to be agreed by Rainbow Capital and Coty in writing or, failing such agreement within ten (10) Business Days, to be nominated on the application of either of them by or on behalf of, the President for the time being of the Institute of Chartered Accountants in England and Wales (“Expert”).

(f)    The following provisions shall apply in relation to the Expert:

(i)

within ten (10) Business Days of the Expert’s appointment, Rainbow Capital and Coty shall each prepare a written proposal for the Fair Market Value per Security for each class of Subject Securities (together with their reasons therefor and any relevant supporting documents) which shall be submitted to the Expert and the Expert will then share these submissions with the other Party once both submissions have been received;

(ii)

each of Rainbow Capital and Coty shall be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than ten (10) Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;

(iii)

in making its decision in relation to the dispute, the Expert shall be directed to apply such terms of reference as it deems appropriate (acting reasonably) and be limited to selecting only one of the two proposals submitted by either Rainbow Capital or Coty and determine which proposal it believes to be Option/Redemption Price for each class of Subject Securities;

(iv)

the Expert shall be requested to notify Rainbow Capital and Coty of its decision within thirty (30) Business Days of its appointment pursuant to Clause 5.6(e), or such longer reasonable period as it may determine;

(v)	the Expert shall act as an expert (and not as an arbitrator) in making its determination;

(vi)

the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and the Option/Redemption Price in the proposal selected by the Expert shall constitute the Option/Redemption Price for the purposes of this Agreement; and

(vii)	each Party shall bear its own costs and expenses in connection this Clause 5.6 and the costs and expenses of the Expert shall be borne by the Party whose proposal is not chosen.

(g)    If the Subject Securities are to be Transferred pursuant to Rainbow Capital’s exercise of the KKR Call Option, within 15 Business Days of the Expert’s determination (or as extended by such period as is reasonably necessary to obtain any mandatory regulatory, competition or other suspensory clearances), Rainbow Capital (or the Affiliates designated by Rainbow Capital) shall purchase the Subject Securities and pay the Option/Redemption Price per Subject Security in cash in immediately available funds and Coty shall (and shall procure that any of its Permitted Transferees shall) Transfer the Subject Securities to Rainbow Capital (or its designated Affiliates).

(h)    Subject to compliance with the Jersey Companies Law, if the Subject Securities are to be redeemed by Topco pursuant to Rainbow Capital’s exercise of the Redemption Right, on the date of redemption, Topco shall be entitled and bound to redeem all the Subject Securities for a sum equal to the Option/Redemption Price per Subject Security in cash in immediately available funds, against delivery to Topco of the certificate(s) for such Subject Securities (or an indemnity in a form reasonably satisfactory to Topco in respect of any missing certificate).

(i)    The receipt of consideration by Coty in payment for the Transfer or redemption of such Subject Securities shall be deemed a warranty by Coty (and its Permitted Transferees) that: (i) such transferor has full right, title and interest in and to such Subject Securities; (ii) such transferor has all necessary power and authority and has taken all necessary actions to sell such Subject Securities as contemplated by the KKR Exercise Notice; and (iii) such Subject Securities are free and clear of any and all liens or Encumbrances at the time of Transfer. In furtherance of the above, Coty (and its Permitted Transferees) shall, enter into a security purchase agreement containing customary title and capacity warranties in respect to the Subject Securities held by them and such other provisions as are customarily given by an institutional shareholder for this type of transaction.

(j)    Coty covenants that it shall provide (and shall procure that the Coty Shareholder Group provides) Rainbow Capital and the Group with such cooperation and assistance as may be reasonably required in obtaining third party debt financing in connection with the valid exercise of the KKR Call Option or to fund the redemption monies with respect to the valid exercise of the Redemption Right on terms and conditions to be determined by Rainbow Capital.

5.7    Tag-Along Right.

(a)    Other than pursuant to (i) a Transfer, in respect of which a Drag-Along Notice has been served pursuant to Clause 5.8(d), (ii) a Permitted Transfer or a Transfer pursuant to a Permitted Pledge (including in connection with an exercise of remedies in respect thereof) under Clause 5.3, or (iii) a Transfer to a Syndicatee in accordance with Clause 5.4, if, following the KKR Holding Period but prior to an IPO, the KKR Shareholder Group and any Syndicatees with whom it is acting in concert (the “Selling Shareholders”) proposes to Transfer any Securities (a “Proposed Sale”), then each Shareholder Group shall be entitled to participate in such Proposed Sale up to the Pro Rata Portion of the Securities held by that Shareholder’s Shareholder Group at the same time and on the same economic terms and conditions (including as to price) as the Selling Shareholders under such Proposed Sale (the “Tag-Along Right”).

(b)    In the event of a Proposed Sale which triggers the Tag-Along Right, the Selling Shareholders shall furnish to each other Shareholder a written notice of such Proposed Sale pursuant to the Tag-Along Right (the “Tag-Along Notice”) no later than 20 Business Days prior to the anticipated closing date of such Proposed Sale and such written notice may be served prior to definitive documentation being entered into in respect of the Proposed Sale. The relevant Tag-Along Notice will include:

(i)

(A) the number of Securities proposed to be Transferred by the Selling Shareholders, (B) the proposed price per Security (which shall be calculated as if the Proposed Sale has occurred by way of a sale of all Securities on such date and shall be the same price per Security as the Selling Shareholders are receiving) and form of consideration to be received by the Selling Shareholders per Security (as applicable) (and if such consideration consists in part or in whole of assets other than cash, a good faith estimate of the fair market value of such non-cash consideration and relevant information relating to such non-cash consideration); (C) to the extent known, the identity of the Proposed Transferee(s); (D) to the extent known, the expected closing date of the proposed Transfer; and (E) to the extent known, a summary of any other material terms and conditions of the Proposed Sale; and

(ii)

an invitation to each Shareholder to make an offer in respect of the Tag-Along Right (any such Shareholder who elects to make such an offer pursuant to the relevant Tag-Along Notice being a “Tagging Shareholder” and, together with the Selling Shareholders, the “Tag-Along Sellers”) to include in the Proposed Sale the number of Securities held directly or indirectly by such Tagging Shareholder determined as set out in Clause 5.7(c) below.

(c)    Each Tagging Shareholder wishing to exercise the Tag-Along Right must, within 10 Business Days following delivery of the Tag-Along Notice (the “Acceptance Period”), deliver a notice (the “Tag-Along Offer”) to the Selling Shareholders indicating its desire to exercise its rights and specifying the number of Securities it desires to Transfer. To the extent the aggregate number of Securities proposed to be Transferred pursuant to a Proposed Sale is greater than the total number of Securities the Proposed Transferee is willing to purchase, then the number of Securities to be Transferred by each Tag-Along Seller shall be reduced pro rata to its holding of Securities relative to the holdings of the other Tag-Along Sellers so as to permit the Tag-Along Sellers to sell the number of Securities that the Proposed Transferee is willing to purchase.

(d)    The offer of each Tagging Shareholder contained in such Tagging Shareholder’s Tag-Along Offer shall be unconditional and irrevocable and such Tagging Shareholder shall be bound and obligated to Transfer in the Proposed Sale, in accordance with this Clause 5.7, on the same economic terms and conditions with respect to each Security Transferred as the Selling Shareholders and upon the other terms set forth in the Tag-Along Notice, up to such number of Securities as such Tagging Shareholder shall have specified in its Tag-Along Offer (or as reduced in accordance with this Clause 5.7). Notwithstanding the foregoing, no Tagging Shareholder shall be entitled to Transfer its Securities pursuant to a Tag-Along Right conferred pursuant to this Clause 5.7 in the event that, notwithstanding delivery of a Tag-Along Offer pursuant to this Clause 5.7, the Selling Shareholders fail to consummate the Transfer of Securities which gave rise to such Tag-Along Right.

(e)    The Selling Shareholders shall, in their sole discretion, decide whether to or not to pursue, consummate, postpone or abandon any Proposed Sale and the terms and conditions thereof, provided that such Proposed Sale may only be made if completed within 60 Business Days of the expiry of the Acceptance Period (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Proposed Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Proposed Sale documentation). No Shareholder or any Affiliate of such Shareholder shall have any liability to any other Shareholder or the Group arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder shall have failed to comply with the provisions of this Clause 5.7.

(f)    Each Shareholder who does not make a Tag-Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Shareholder’s rights with respect to such Proposed Sale, and the Tag-Along Sellers shall thereafter be free to Transfer up to such number of their Securities as was specified in the Tag-Along Notice and the Securities in respect of which a Tag-Along Offer has been made pursuant to and in compliance with this Clause 5.7 to the Proposed Transferee, for the same form of consideration, at a price no greater than the price set forth in the Tag-Along Notice and on other terms and conditions which are not more favourable in the aggregate to the Tag-Along Sellers than those set forth in the Tag-Along Notice.

(g)    In connection with any such Proposed Sale, each Tagging Shareholder participating in such Transfer must agree to make the same representations, warranties, covenants, undertakings and indemnities as the Selling Shareholders agree to make in connection with such Transfer; provided that, (i) a Tagging Shareholder shall not be required to give any business warranties in connection with the Proposed Sale; (ii) in no event shall any Tagging Shareholder be required to enter into any non-compete, non-solicit or similar covenant in connection with such Transfer on terms which are less favourable and/or more onerous in scope and time period than the terms set forth in Clause 9.8; (iii) no such Tagging Shareholder shall be required to make representations and warranties or covenants or provide undertakings or indemnities as to any other Tag-Along Seller; (iv) no Tagging Shareholder shall be liable for the breach of any covenant by any other Tag-Along Sellers; and (v) notwithstanding anything in this Clause 5.7(f) to the contrary, (y) any liability relating to representations, warranties and covenants (and related indemnities) and other undertakings or indemnification obligations regarding the Business of the Group assumed in connection with the Transfer, and (z) any distribution to the Tag-Along Sellers of any amount placed in escrow or subject to holdback in connection with such Transfer that has been released from such escrow or holdback or in respect of any earn out or other delayed or deferred payment, shall be shared by or made to, as the case may be, each such Tag-Along Seller pro rata in proportion to (and shall not exceed) the aggregate proceeds received by such Tag-Along Seller in the proposed Transfer.

(h)    Each Tag-Along Seller shall be responsible for its proportionate share of costs and expenses incurred for the benefit of all Tag-Along Sellers in connection with the Proposed Sale, and any indemnities, holdbacks, escrows and similar items relating to the consummated proposed Transfer (other than those that relate to representations or indemnities concerning a shareholder’s valid ownership of the Securities held by it free and clear of all liens, claims and Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a sale and purchase or merger agreement or ancillary document), based on the gross proceeds received or to be received in such Proposed Sale, to the extent not paid or reimbursed by the Proposed Transferee or member of the Group.

(i)    If the Proposed Sale is not completed within the period set out in Clause 5.7(e) above, the Selling Shareholders shall promptly return to the Tag-Along Sellers all documents (if any) previously delivered in respect of the Proposed Sale, and all the restrictions on Transfer contained in this Agreement with respect to Securities held or owned by the Shareholders shall once again be in effect.

5.8    Drag-Along Right

(a)    Following the KKR Holding Period but prior to an IPO, if the KKR Shareholder Group or any Syndicatees with whom it is acting in concert (the “Dragging Shareholders”) intends to Transfer Securities to a bona fide third party or a group of bona fide third parties acting in concert (other than to a Permitted Transferee or to a Syndicatee in accordance with Clause 5.4) which would result in the Proposed Transferee (together with any of its Affiliates) holding an Equity Percentage of 50% or more (a “Proposed Sale”), such Dragging Shareholders may, at their option and subject to the provisions of Clause 5.8(d), require the other Shareholders (“Dragged Shareholders”) to participate in the Proposed Sale and Transfer all the Securities held by the Dragged Shareholders to the Proposed Transferee at the same time and on the same economic terms and conditions (including as to price) as Rainbow Capital under such Proposed Sale (the “Drag-Along Right”).

(b)    If the Dragging Shareholders wish to exercise their Drag-Along Right and require the participation of the Dragged Shareholders as provided herein, the Dragging Shareholders shall furnish to each Dragged Shareholder a written notice of such Proposed Sale pursuant to the Drag-Along Right

(the “Drag-Along Notice”) no later than 20 Business Days prior to the anticipated closing date of such Proposed Sale, which shall be accompanied by all definitive documentation required to be entered into by the Dragged Shareholders in respect of the Proposed Sale. The relevant Drag-Along Notice will include: (A) the number of Securities to be transferred by the Dragging Shareholders; (B) the proposed price per Security (which shall be calculated as if the Proposed Sale has occurred by way of a sale of all Securities on such date and shall be the same price per Security as the Dragging Shareholders are receiving) and form of consideration to be received by the Dragging Shareholders per Security (as applicable) (and if such consideration consists in part or in whole of assets other than cash, a good faith estimate of the fair market value of such non-cash consideration and relevant information, if available, relating to such non-cash consideration); (C) to the extent known, the identity of the Proposed Transferee(s); (D) to the extent known, the expected closing date of the proposed Transfer; and (E) to the extent known, a summary of any other material terms and conditions of the proposed Transfer.

(c)    Each Dragged Shareholder shall, upon receipt of a Drag-Along Notice, be obligated to (i) participate in the Proposed Sale and sell or otherwise Transfer all the Securities held by the Dragged Shareholder; (ii) to vote its securities in favour of the Proposed Sale at any meeting of the shareholders called to vote on or approve the Proposed Sale and Transfer and/or consent in writing to the proposed Transaction; (iii) waive all dissenters’ or appraisal rights in connection with the Proposed Sale and enter into agreements relating to the Proposed Sale; and (v) take all reasonable actions in connection with the consummation of the Proposed Sale and the Transfer as may be requested by the Dragging Shareholders. In connection with any such Transfer, each Dragged Shareholder must agree to make the same representations, warranties, covenants, undertakings and indemnities as Rainbow Capital agrees to make in connection with such Transfer; provided that, unless otherwise agreed by such Dragged Shareholder, (A) a Dragged Shareholder shall not be required to give any business warranties in connection with the Proposed Sale; (B) in no event shall any Dragged Shareholder be required to enter into any non-compete, non-solicit or similar covenant in connection with such Transfer on terms which are less favourable and/or more onerous in scope and time period than the terms set forth in Clause 9.8; (C) no such Dragged Shareholder shall be required to make representations and warranties or covenants or provide undertakings or indemnities as to any other Shareholder; (D) no Dragged Shareholder shall be liable for the breach of any covenant by any other Shareholder; and (E) notwithstanding anything in this Clause 5.8(c) to the contrary, (y) any liability relating to representations, warranties and covenants (and related indemnities) and other undertakings or indemnification obligations regarding the Business of the Group assumed in connection with the Transfer, and (z) any distribution to the Shareholders of any amount placed in escrow or subject to holdback in connection with such Transfer that has been released from such escrow or holdback or in respect of any earn out or other delayed or deferred payment, shall be shared by or made to, as the case may be, each such Shareholder pro rata in proportion to (and shall not exceed) the aggregate proceeds received by each Shareholder in the proposed Transfer.

(d)    The obligations of the Dragged Shareholders pursuant to this Clause 5.8 are subject to the satisfaction of the following conditions:

(i)

upon the consummation of the proposed Transfer, the Dragged Shareholders shall receive for each of its Securities being sold, the same consideration the Dragging Shareholders receive for each of its Securities being sold; and

(ii)

each Dragged Shareholder will be responsible for its proportionate share of costs and expenses incurred for the benefit of all Shareholders (including the Dragging Shareholders) in connection with a consummated proposed Transfer, and any indemnities, holdbacks, escrows and similar items relating to the consummated proposed Transfer (other than those that relate to representations or indemnities concerning a shareholder’s valid ownership of the Securities held by it free and clear of all liens, claims and Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a sale and purchase or merger agreement or ancillary document), based on the gross proceeds received or to be received in such proposed Transfer, to the extent that not paid or reimbursed by the proposed transferee or member of the Group.

(e)    The Dragging Shareholders shall, in their sole discretion, decide whether to or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof, provided that such Proposed Sale may only be made if completed within 60 Business Days of the expiry of the date upon which the Drag-Along Notice is served (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Proposed Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Proposed Sale documentation). No Shareholder or any Affiliate of such Shareholder shall have any liability to any other Shareholder or the Group arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder shall have failed to comply with the provisions of this Clause 5.8.

(f)    If the Proposed Sale is not completed within the period set out in Clause 5.8(e) above, the Dragging Shareholders shall promptly return to the Dragged Shareholders all documents (if any) previously delivered in respect of the Proposed Sale, and all the restrictions on Transfer contained in this Agreement with respect to Securities held or owned by the Shareholders shall once again be in effect.

5.9    Other Transfer Restrictions.

(a)    In addition to any other restrictions on direct or indirect Transfers herein contained no Transfer of any Securities or other economic or equitable interests in Securities or any direct or indirect Transfer of shares or other securities in a Shareholder shall take place:

(i)	to any Person who lacks the legal right, power or capacity to directly or indirectly own such Securities or shares or other securities in the relevant Shareholder (as the case may be);

(ii)	to any Person that the Bidco Board (acting reasonably) has determined or determines as being a competitor of the Group;

(iii)

without the approval of Rainbow Capital, if such Transfer requires the registration or other qualification of such Securities or shares or other securities in the relevant Shareholder (as the case may be) pursuant to any applicable securities Laws;

(iv)	if such Transfer would result in a violation of anti-bribery, anti-corruption, anti-money laundering and Sanctions Laws, regulations or governmental orders applicable to a Shareholder; or

(v)

without the approval of each of Rainbow Capital and Coty, if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the IRC or such Transfer would otherwise result in Topco being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the IRC and the U.S. Treasury Regulations promulgated thereunder (unless (i) such Transfer is disregarded in determining whether interests in Topco are readily tradable on a secondary market or the substantial equivalent thereof under Section 1.7704-1 of the U.S. Treasury Regulations (other than Section 1.7704-1(e)(1)(x) thereof) or (ii) the Shareholder determines that Topco will satisfy the requirements of Section 1.7704-1(h) of the U.S. Treasury Regulations at all times during the taxable year of such Transfer).

(b)    Unless otherwise approved by the Bidco Board, no direct Transfer may be made or recorded in the books and records of Topco unless the Transferee delivers to Topco notice of such Transfer (together with reasonable supporting evidence of such Transfer), including any agreements or other documents required by this Agreement and a Deed of Adherence.

(c)    Notwithstanding anything to the contrary herein, any Transfer of all or part of the A Preference Shares and/or B Preference Shares and/or of any Ordinary Shares (together, the “Stapled Securities”) in existence at the time of such Transfer shall be valid only in conjunction with a simultaneous Transfer to the same transferee of each other type of Stapled Securities in existence at such time, so that each of the transferor and the transferee holds, after the Transfer, a pro rata share of A Preferences Shares and B Preferences Shares that equals its pro rata share of Ordinary Shares at that time. Notwithstanding the foregoing, (i) Topco may redeem, repay or repurchase A Preference Shares or B Preference Shares without violating the foregoing restriction, provided that such redemption, repayment or repurchase is made pro rata to all holders of Preference Shares and (ii) the restrictions under this Clause 5.9(c) shall not apply to any Transfer pursuant to a Permitted Pledge, including the granting of such Permitted Pledge or as a result of the exercise of any right of possession, power of sale, foreclosure or any other equivalent enforcement action taken in respect of any Permitted Pledge, including any transfer to a secured party (or its agent) in lieu of foreclosure and subsequent sale.

5.10    Transferees to Become Parties.

(a)    Any Transferee receiving any Securities or other economic or equitable interests in Securities in a Transfer (and any Affiliate of a Shareholder which acquires Securities having been nominated to take up a Subscription Right under Clause 4.1(b)) shall become a Party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement as a Shareholder by executing and delivering to Topco a Deed of Adherence.

(b)    Prior to any Transfer of any Securities or other economic or equitable interests in Securities in accordance with this Agreement, and as a condition thereto, each Shareholder effecting such Transfer shall cause such Transferee to deliver to Topco and each Shareholder a Deed of Adherence.

(c)    For purposes of this Clause 5.10, the terms “Transfer” shall exclude the granting of a Permitted Pledge and “Transferee” shall exclude a secured party under a Permitted Pledge (or any agent therefor) acting in its capacity as secured party (or secured party’s agent) unless and until the secured party (or its agent) has become the beneficial owner of any Securities.

5.11    Further Assurances in respect of Transfers. Subject to the other provisions of this Article V, each Party shall take or cause to be taken all such actions as may be necessary in order to expeditiously consummate each Transfer which is effected pursuant to the terms of this Agreement, including executing, acknowledging and delivering consents (including, without limitation, procuring that any Director appointed to a Board by such Party consents to such transfer where required by the relevant Organisational Documents), assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such Transfer (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such Transfer; and otherwise cooperating with the relevant parties.

5.12    Obligation to Re-Transfer. If any Person to which any Securities have been Transferred pursuant to sub-clause (a) of the definition of Permitted Transfer ceases to be a Permitted Transferee of the Transferring Shareholder, such Person shall immediately Transfer to the Transferring Shareholder (or to another Permitted Transferee of such Shareholder) all of the Securities it holds to such Person and, until such further Transfer has occurred, all of the voting and economic rights with respect to the Securities so Transferred shall be suspended.

5.13    Financing Cooperation.

(a)    If requested by a member of the KKR Shareholder Group, Topco will provide the following cooperation in connection with the granting of any Permitted Pledge: (i) entering into (or causing the relevant member(s) of the Group to enter into) an issuer agreement (an “Issuer Agreement”) with each lender in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of Topco (or the relevant Group member, as the case may be) relating to procedures and specified time periods for effecting Transfers upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities Law status of the pledge arrangements and, with respect to Transfers in connection with a foreclosure, pre-agreed lists of competitors for purposes of Clause 5.9(a)(ii), criteria for compliance with the specifications set forth in Clause 5.9(a)(v) and relevant documentation (including forms thereof) for purposes of the requirements of Clause 5.9(b)) and, subject to the consent of Topco (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (ii) using commercially reasonable efforts to remove any restrictive legends on certificates representing pledged Securities when eligible to do so, (iii) if so requested by such lender or counterparty, as applicable, re-registering pledged Securities in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Pledge, solely as securities intermediary and only to the extent a member of the KKR Shareholder Group continues to beneficially own such pledged Securities (it being understood that, notwithstanding anything to the contrary in this Agreement, any such re-registration shall not decrease the Equity Percentage of the KKR Shareholder Group hereunder nor cause such lender or counterparty to be considered a Shareholder hereunder), (iv) entering into customary triparty agreements with each lender and one or more members of the KKR Shareholder Group relating to the delivery of any Securities to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of Topco’s (or the relevant Group member’s) obligations under the relevant purchase agreement to issue the relevant Securities upon payment of the purchase price therefor in accordance with the terms of such purchase agreement and this Agreement and (v) such other cooperation and assistance as the KKR Shareholder Group may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirement that Topco deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of Topco’s business. Notwithstanding anything to the contrary in the preceding sentence, Topco’s (or the relevant Group member’s) obligation to deliver an Issuer Agreement is conditioned on the KKR certifying to Topco (or the relevant member of the Group) in writing that (A) the pledge agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Pledge being entered into in accordance with this Agreement, the Investor has pledged the relevant Securities as collateral to the lenders under the loan or other financing arrangement to which such Permitted Pledge relates and that the execution of such Permitted Pledge and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the Related Rights are being assigned to the lenders under that Permitted Pledge and (C) Rainbow Capital acknowledges and agrees that Topco (or the relevant Group member) will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The KKR Shareholder Group acknowledges and agrees that the statements and agreements of Topco (or the relevant member of the Group) in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between Topco (or such member of the Group, as the case may be) and the KKR Shareholder Group under this Agreement the KKR Shareholder Group shall not be entitled to use the statements and agreements of Topco (or such member of the Group, as the case may be) in an Issuer Agreement against Topco (or such member of the Group, as the case may be).

(b)    If requested by a member of the KKR Shareholder Group, Topco and each other Shareholder shall consider in good faith any amendments to this Agreement proposed by such lender or counterparty as necessary to facilitate the consummation of a Permitted Pledge, and Topco and each other Shareholder shall consent to any such amendment that is not adverse in any material respect to the interests of Topco or such other Shareholder, as applicable (as determined in good faith by the Topco or the relevant Shareholder, as the case may be).

ARTICLE VI

EXIT

6.1    Right to Initiate an IPO.

(a)    Following the KKR Holding Period, Rainbow Capital shall have the right to cause the Group to undertake an IPO, subject to the provisions of this Article VI.

(b)    Following the date which is the sixth anniversary of the Completion Date and for so long as Coty has the right to appoint a Director pursuant to the terms of Article III, Coty shall have the right to deliver to Topco and to the other Shareholders written notice (an “IPO Demand Notice”) requiring that the Group undertake an IPO as soon as reasonably practicable. Following receipt of an IPO Demand Notice, the provisions of this Article VI shall apply and Topco shall use reasonable efforts to pursue an IPO in accordance with the provisions of this Article VI and consummate the IPO within one year from the date of delivery of the IPO Demand Notice, subject to prevailing market conditions.

(c)    If, following the date which is the seventh anniversary of the Completion Date, no IPO process has been consummated, Rainbow Capital and Coty Parent shall discuss in good faith the ability for Coty to distribute all its indirect equity interests in Topco to the Coty Parent’s shareholders in connection with a Public Offering of the Group and, to the extent that such distribution is undertaken in conjunction with an IPO, then the provisions of this Article VI shall apply.

6.2    IPO Agreement.

(a)    In connection with any IPO undertaken in accordance with Clause 6.1(a), Clause 6.1(b) or Clause 6.1(c), the Parties agree, having considered the reasonable tax requirements of the Shareholders and, subject to Clause 9.1, to:

(i)

enter into one or more agreements customary for preparation for or execution of an IPO in the relevant jurisdiction and providing for the rights and obligations of the Shareholders and the other Parties in connection with the IPO and after the IPO, including demand Public Offering rights, lock-ups and provisions designed to result in, and recommended by the underwriter(s) of the IPO to facilitate, an orderly disposition of securities by the Shareholders pursuant to which each Shareholder shall agree to refrain from selling its Securities for so long as Topco agrees to refrain from selling its Securities (provided that such period does not exceed 180 days or such other period as may reasonably be recommended by the underwriter(s) of the IPO, and to which Rainbow Capital agrees, as being commercially and reasonably desirable to facilitate the IPO), the right of each Shareholder to exchange its Securities for IPO Securities such that the Shareholders either directly hold IPO Securities or acquire rights to proceeds of an IPO, in each case, up to such Shareholder’s Equity Percentage of the IPO Securities (including if the underwriters of such IPO advise that the number of shares proposed to be sold in the IPO exceeds the largest amount of shares that can be sold in the IPO without adversely impacting the price, timing or distribution of the shares to be offered, in which case, each Shareholder’s Equity Percentage shall be scaled down on a pro rata basis);

(ii)

if such Parties are selling Securities, enter into underwriting, purchase or placement or similar agreements pursuant to which Shareholders shall make customary selling shareholder representations, warranties, covenants and indemnities (subject to customary limitations) in favour of underwriters, purchasers or placement agents;

(iii)	enter into such other agreements with respect to various shareholder agreements as may be agreed in accordance with this Agreement; and

(iv)

take such steps as may be necessary to cause an IPO and Listing of the Securities or shares in any member of the Group to occur and all actions necessary and within their power to qualify the IPO Securities for trading on any exchange where the IPO Securities are traded.

(b)    In connection with any IPO undertaken in accordance with Clause 6.1(a), Clause 6.1(b) or Clause 6.1(c), Rainbow Capital will, in its sole discretion, appoint the underwriter(s) of the IPO.

6.3    Post-IPO Rights.

(a)    In connection with or in consideration of an IPO in the United States, at the request of either Coty or Rainbow Capital, the IPO Entity shall enter into a registration rights agreement with Coty and Rainbow Capital in a form and substance satisfactory to the Board of the IPO Entity, Coty and Rainbow Capital (each acting reasonably) provided that such registration rights agreement shall provide for (i) a customary number of long form demand registration rights and unlimited short form demand registration rights, as well as shelf registration rights subject to customary size of the offering requirements and customary limitations on the frequency of such demand rights; (ii) piggyback registration rights to Coty and Rainbow Capital with any registration of the securities of the IPO Entity under the Securities Act (other than in connection with a merger, acquisition, corporate reorganisation, exchange offer, dividend reinvestment plan, stock option plan or other employee benefit plan and other customary exclusions) in which the registration form to be used may be used for the registration of the resale of the equity securities held by such Shareholders, provided that no Shareholder shall be permitted to piggyback on any non-marketed block trade made by the other Shareholder; (iii) customary pro rata cutback provisions and blackout and suspension periods; (iv) customary indemnification and contribution provisions; and (v) terms and provisions consistent with Clauses 6.3(b) and 6.3(c) hereof.

(b)    All fees, costs and expenses incident to the IPO Entity’s performance of or compliance with this Clause 6.3, including all the fees, costs and expenses of preparing and printing any offering materials, road show expenses, registration and filing fees, listing fees, compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the IPO Entity and fees, costs and expenses of all independent public accountants, underwriters (excluding discounts and commissions) and other persons retained by the IPO Entity, will be borne by the IPO Entity (other than commissions payable to underwriters, initial purchasers, placement agents, global coordinators or bookrunners or brokers or dealers with respect to IPO Securities sold on behalf of the selling Shareholder).

(c)    If any demand registration or piggyback registration is an underwritten offering, then the selection of investment banker(s) and manager(s) for the offering shall: (i) to the extent that only one Shareholder participates in the underwritten offering, be selected by that participating Shareholder; (ii) to the extent that more than one Shareholder participates in the underwritten offering, be mutually selected by all participating Shareholders (or failing agreement, be selected by the party selling the larger portion of Securities in such underwritten offering); and (iii) in the case of any registration of an offering administered by the IPO Entity, be selected by the IPO Entity.

(d)    The Parties agree that the IPO Entity shall cooperate with any customary due diligence process, to prepare any customary and appropriate offering materials, to enter into a customary underwriting, purchase or placement agreement, to cause its officers to participate in any road show or other market meetings and/or presentations and to sign customary closing certificates, and to make such filings as may be customary and appropriate in connection with such underwritten offering.

(e)    In the event that an IPO is completed in a country other than the United States, then following the completion of such IPO, Rainbow Capital and Coty shall have the right to demand that the IPO Entity take reasonable steps to assist in the orderly marketing of Securities, in which event, the same principles as set forth in this Clause 6.3 shall apply with the necessary modifications to reflect local securities Laws and practice.

6.4    Exit Co-Operation.

(a)    If, (x) following the KKR Holding Period, Rainbow Capital, proposes an Exit or (y) Coty delivers an IPO Demand Notice in accordance with Clause 6.1(b) and the Group pursues an IPO, each of the other Shareholders shall use their rights and powers as shareholders to provide such co-operation and assistance to Rainbow Capital as is reasonably required by Rainbow Capital to implement such Exit, in each case as may reasonably be recommended by corporate finance or professional advisers advising on the Exit as being in accordance with market practice at such time or as advised by external tax professionals as being important for the tax structure of the Exit, including, without limitation:

(i)

assisting any member of the Group in the preparation of any information memorandum, due diligence process, management presentation or other documentation necessary or desirable to achieve the Exit; and

(ii)

taking such actions as are necessary, appropriate or desirable (having considered in good faith the reasonable tax requirements of the Shareholders in accordance with Clause 6.2 and subject to the Clause 9.1), in connection with or to implement any Reorganisation Transactions, including executing, acknowledging and delivering consents (including, without limitation, procuring that any Director appointed to a Board by such Party consents to such Reorganisation Transactions where required by the relevant Organisational Documents), assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities, voting its Securities in favour of any such Reorganisation Transactions (including shareholders’ resolutions) or granting proxies to vote in favour or executing consents to such Reorganisation Transactions; and otherwise cooperating with the relevant parties). For the avoidance of doubt, the taking of the foregoing actions in accordance with this Clause 6.4(a)(ii) shall not be considered Reserved Matters to which Clause 3.1(b) would apply.

6.5    Other. Each Party agrees that, in the event of an Exit Rainbow Capital will reasonably consult with Coty in respect of all material decisions to be taken in connection with such Exit (including in respect of the appointment of the legal, tax, financial, accounting, other advisers and the underwriter for the Group (if applicable)), provided that Rainbow Capital shall have the final-decision making authority over the appointment of the legal, tax, financial, accounting, other advisers and the underwriter for the Group. All fees and expenses incurred by such advisers in connection with the Exit shall be borne by a member of the Group, or shall be borne by the Shareholders pro rata based on the proceeds to be paid to them pursuant to the Exit, in each case to the extent not borne by a purchaser, if applicable.

ARTICLE VII

INDEMNIFICATION

7.1    Indemnification.

(a)    To the fullest extent permitted by Law without prejudice to any other remedy, Topco and each of member of the Group (each, an “Indemnifying Party”) agree jointly and severally to indemnify, pay, protect and hold harmless the Shareholders and each of their Affiliates and its and their Representatives (the “Indemnitees”) from and against any and all actions, judgments, claims, proceedings, investigations and arbitrations (collectively, the “Claims”) and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), fees, fines, penalties, costs, expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonably and properly incurred attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defence of or the appeal against any Claims) and reasonable disbursements (collectively, the “Losses”) which at any time before or after the date hereof may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of:

(i)	any action or inaction on the part of the Indemnitee when acting on behalf of any member of the Group in any capacity, whether such action or inaction has occurred or is yet to occur;

(ii)

this Agreement, the Acquisition as contemplated by the Share Purchase Agreement, the equity funding or financing of the Acquisition, any of the Transactions or any services provided to any member of the Group in relation thereto, whether pursuant to any securities or other Laws, rules or regulations that are applicable or otherwise;

(iii)

any Indemnitee who was or is a party, or is threatened to be made a party to any threatened, pending or completed Claim (including (A) any action by or in the right of, or relating to, the Group and (B) any past, current or future litigation relating to the Acquisition as contemplated by the Share Purchase Agreement, the equity funding or financing of the Acquisition, the Transactions or the services provided to any member of the Group in relation thereto or the Indemnitee’s past, current or future equity ownership in the Group), (x) by reason of any actions or omissions or alleged acts or omissions arising out of such Indemnitee’s activities (whether prior to the date hereof or otherwise) either on behalf of the Group or in furtherance of the interests of the Group or (y) arising out of or in connection with its purchase, ownership, transfer or sale of equity interests in the Group (including its involvement in the Transactions and any future proposal to transfer or sell such equity interest), from and against any and all Claims and Losses; and

(iv)

(A) the fact that such Indemnitee is or was a director, officer or manager of a Board, committee or other governing body of any member of the Group or is or was serving at the request of such entity as a director, officer, manager, member, employee or agent of or adviser or consultant to another corporation, partnership, joint venture, trust or other enterprise, (B) any breach or alleged breach by such Indemnitee of his or her fiduciary or other duty as a director, officer or manager of any member of the Group or (C) being an Affiliate of an Indemnitee that is described in either of the foregoing clauses (A) and (B), other than (y) any such Losses or Claims by an Indemnitee as a result of (A) a breach of this Agreement or the Transaction Documents or (B) a breach by such Indemnitee before the Completion Date under the Purchaser Debt Finance Documents, or (z) such Losses which are finally determined by a competent court (after all appeals have been heard or waived) to have resulted from such Indemnitee’s fraud, gross negligence or wilful misconduct.

(b)    In any Claim against any Indemnitee, the Indemnitee shall, subject to this Clause 7.1, have the right jointly to employ, at the expense of the Indemnifying Parties or their designee, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to the Indemnifying Parties, in such Claim. If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee’s own expense. If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of wilful misconduct, the Indemnitee shall reimburse all the expenses paid by the Indemnifying Parties or their designee on its behalf under this Clause 7.1. Under no circumstances will any Indemnitee be liable for or have any obligation to satisfy any indemnification claim made hereunder.

(c)    The Shareholders agree to take all action as shareholders of Topco which may be required to, or to authorise Topco to take any action required to, give effect to this Clause 7.1.

(d)    The indemnification rights contained in this Clause 7.1 will be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Clause 7.1 will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees.

(e)    The terms of this Clause 7.1 shall survive for a period of six years from the date of termination of this Agreement for any reason (but only with respect to events occurring during or prior to the time when this Agreement was in effect), except to the extent that a Claim has been brought within such period, in which case the terms of this Clause 7.1 shall survive until such Claim is resolved.

(f)    The indemnity provided by this Clause 7.1 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy or arrangement carried by or on behalf of or in favour of an Indemnitee.

(g)    Except as set forth in the last sentence of Clause 7.1(a), under no circumstances will any Indemnitee be liable for or have any obligation to satisfy any indemnification claim made hereunder.

7.2    D&O Insurance. Each of the Intermediate Holdcos, Bidco and any other member of the Group to which Rainbow Capital or Coty has appointed a Director from time to time, shall enter into and maintain in place a specific and separate D&O Insurance Policy in connection with its Directors, which D&O Insurance Policy shall provide for such coverage and in such amounts as are customarily carried in similar companies in similar circumstances.

ARTICLE VIII

WARRANTIES

8.1    Warranties of the Shareholders. Each Shareholder, severally and not jointly, warrants (in respect of itself only) to each other Party, as of the date hereof or as of the date such Shareholder becomes a party hereto, as the case may be, as follows:

(a)    Organisation. Such Shareholder is an entity duly organised and validly existing under the laws of the jurisdiction of its organisation;

(b)    Authority. Such Shareholder has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder and thereunder have been duly and validly authorised by such Shareholder and no other proceedings by or on behalf of such Shareholder will be necessary to authorise this Agreement or the performance of the rights and obligations hereunder and thereunder. This Agreement constitutes the valid and binding obligations of such Shareholder enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by: (i) bankruptcy, insolvency, reorganisation or other similar laws affecting enforcement of creditors’ rights generally; and (ii) subject to general principles of equity;

(c)    No Legal Bar. The execution, delivery and performance of this Agreement by such Shareholder will not: (i) violate: (x) the Organisational Documents of such Shareholder; or (y) any Law, treaty, rule or regulation applicable to or binding upon such Shareholder or any of its properties or assets; or (ii) result in a breach of any contractual obligation to which such Shareholder is a party or by which it or any of its properties or assets is bound. In the case of each of prongs (i)(y) and (ii), such warranty shall apply only in any respect that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations under this Agreement;

(d)    Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Shareholder threatened, against such Shareholder, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations hereunder;

(e)    Securities Not Registered. Such Shareholder has acquired Securities solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under applicable securities and other laws. Such Shareholder: (i) has such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the Transactions; (ii) is able to bear the economic risk of an investment in the Group; and (iii) is able to bear the risk of loss of its entire investment in the Group; and

(f)    No Other Representations. Except for the representations and warranties contained in this Article VIII, no Shareholder, nor any other Person or entity acting on behalf of such Shareholder, makes any representation or warranty, express or implied to any other Party.

8.2    Warranties of Topco and Bidco. Each of Topco and Bidco warrants to the Shareholders as of the date hereof, as follows:

(a)    Organisation. It is an entity duly organised and validly existing under the laws of the jurisdiction of its organisation.

(b)    Authority. It has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorised by it and no other proceedings by or on behalf of it will be necessary to authorise this Agreement or the performance of the rights and obligations hereunder. This Agreement constitutes the valid and binding obligations of each such Party enforceable against it in accordance with its terms and corporate law regulations, except as the enforceability thereof may be limited by: (i) bankruptcy, insolvency, reorganisation or other similar laws affecting enforcement of creditors’ rights generally; and (ii) subject to general principles of equity.

8.3    Warranties of Coty Parent. Coty Parent warrants to each other Party as of the date hereof, that Coty is an entity wholly-owned indirectly by Coty Parent.

ARTICLE IX

ADDITIONAL COVENANTS AND AGREEMENTS

9.1    Certain Tax Matters.

(a)    Tax Reporting Regimes. Each member of the Group and each Shareholder shall, upon request, provide to the Tax Compliance Person such documentation and any other information related to such Shareholder’s direct or indirect owners as is required in order for any member of the Group to satisfy any applicable tax reporting or compliance requirements, including pursuant to Sections 1471 through 1474 of the IRC and any U.S. Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with such Sections of the IRC, any law implementing any such intergovernmental agreement (“FATCA”) and any legislation or any law which implements, or implements rules similar to, the Organisation for Economic Co-operation and Development’s Common Reporting Standard (“CRS”).

(b)    Tax Advances. To the extent Topco is required by law to withhold or to make tax payments (including any interest and penalties thereon) on behalf of or with respect to any Shareholder (“Tax Advances”), Topco may withhold such amounts and make such tax payments. All Tax Advances shall, at the option of Topco, (i) be promptly paid to Topco by the Shareholder on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. Whenever Topco selects the option set forth in sub-clause (ii) above, for all purposes of this Agreement such Shareholder shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Shareholder hereby agrees to indemnify and hold harmless Topco with respect to Tax Advances required on behalf of or with respect to such Shareholder. In the event Topco is liquidated and a liability is asserted against any Shareholder or any member or officer of a Shareholder (a “Tax Indemnified Shareholder”) for Tax Advances in respect of another Shareholder, the Tax Indemnified Shareholder shall have the right to be reimbursed by the Shareholder on whose behalf such Tax Advance was made. The obligations of a Shareholder set forth in this Clause 9.1(b) shall survive the withdrawal of any Shareholder from Topco or any Transfer of a Shareholder’s economic interests in Topco.

(c)    U.S. Tax Entity Classification Election.

(i)

Each of Topco and Bidco shall, and Topco shall procure that Midco, Midco 2 and Holdco shall, elect pursuant to U.S. Treasury Regulation Section 301.7701-3(c) to be classified and treated as a partnership or an entity disregarded as separate from its owner, as applicable, for U.S. federal income tax purposes from its inception. The current U.S. entity classification elections of each of the existing members of the Group at Completion is attached as Exhibit 1 to this Agreement. The Tax Compliance Person is hereby authorized and empowered on behalf and in the name of Topco or any member of the Group to make any U.S. tax entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) described above, and the Shareholders and each member of the Group shall cooperate with the Tax Compliance Person as needed in connection therewith. Rainbow Capital acknowledges that as of the date of this Agreement, the elections or entity classifications described in this Section 9.1(c)(i) shall not be deemed to result in a meaningful adverse consequence for Rainbow Capital (or any of its beneficiaries).

(ii)

At the prior written request of the Coty Parent, Topco and Bidco shall consult in good faith with the Coty Parent regarding whether to make or cause to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) proposed by and having an effective date specified by the Coty Parent and electing disregarded entity, partnership or corporate status, as specified by the Coty Parent, with respect to any member of the Group, whether existing at or formed or acquired after Completion (the “Proposed Election”). Topco and Bidco shall procure the relevant member of the Group makes such Proposed Election unless Rainbow Capital determines, acting reasonably, that the making of such Proposed Election would result in a meaningful adverse consequence for Rainbow Capital (or any of its beneficiaries) or Topco, in which case such Proposed Election shall not be made; provided, that if Rainbow Capital makes such a determination, then Topco shall promptly inform the Coty Parent of such meaningful adverse consequence in writing describing it in reasonable detail; and provided further that in connection with an Exit or an M&A Transaction (but in the case of an M&A Transaction, only if such M&A Transaction is a Board Referral Matter described in Schedule C), Rainbow Capital or Topco will be allowed to take or refrain from taking any such action without demonstrating a meaningful adverse consequence provided Rainbow Capital promptly notifies the Coty Parent of the intent to take or refrain from taking any such action in connection with such Exit or such an M&A Transaction.

(iii)

Topco and Bidco shall procure the members of the Group to refrain from, directly or indirectly, (A) filing or permitting to be filed any entity classification elections pursuant to U.S. Treasury Regulations Section 301.7701-3(c) with respect to Topco or any other member of the Group; (B) converting Topco or any other member of the Group under local law from an “eligible entity” (within the meaning of U.S. Treasury Regulation Section 301.7701-3(a), an “Eligible Entity”) to an entity that is not an eligible entity (a “Per Se Entity”) or from a Per Se Entity into an Eligible Entity, as applicable; (C) amending or otherwise modifying the organizational documents of Topco or any other member of the Group that qualifies as an Eligible Entity (or any other agreements or arrangements relating to the personal liability of any member of Topco or any other member of the Group) if such amendment or modification would cause Topco or the respective Group member, as applicable, not to qualify as an Eligible Entity or to change the default classification of Topco or any such Group member pursuant to U.S. Treasury Regulation Section 301.7701-3(b); or (D) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in sub-clauses (A)-(C) above; provided that Topco shall be permitted to take (or cause to be taken) such action if Rainbow Capital determines, acting reasonably, that the failure to take any of the actions set forth in sub-clauses (A)-(D) above would result in a meaningful adverse consequence for Rainbow Capital (or any of its Beneficiaries) or Topco; provided, that if Rainbow Capital makes such a determination, then Topco shall promptly inform the Coty Parent of such meaningful adverse consequence in writing describing it in reasonable detail; and provided further that in connection with an Exit or an M&A Transaction (but in the case of an M&A Transaction, only if such M&A Transaction is a Board Referral Matter described in Schedule C), Rainbow Capital or Topco will be allowed to take or refrain from taking any such action without demonstrating meaningful adverse consequence (and Rainbow Capital shall promptly notify the Coty Parent of the intent to take or refrain from taking any such action in connection with such Exit or such M&A Transaction). Subject to the foregoing, the Tax Compliance Person is hereby authorized and empowered on behalf and in the name of Topco or any member of the Group to make any U.S. tax entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c), and the Shareholders and each member of the Group shall cooperate with the Tax Compliance Person as needed in connection therewith.

(d)    Cooperation and Consultation.

(i)

Each Shareholder shall reasonably cooperate with the other Shareholders to determine if any member of the Group or any Shareholder or direct or indirect owner thereof is, from time to time, entitled to the benefits of any income tax treaty in effect at such time between the country of which such person is tax resident and the United States; provided that no Shareholder shall be obligated to provide any information pursuant to this Clause 9.1(d)(i) that such Shareholder reasonably considers to be confidential, unless the Shareholders agree to take such measures reasonably acceptable to such Shareholder to ensure the continued confidentiality of such information.

(ii)

If Topco or Rainbow Capital proposes to (A) cause any member of the Group to enter into or undertake any transaction over which the Coty Parent, at the time such transaction is contemplated, has a consent right pursuant to Clause 3.1(b) as a result of such transaction constituting one of items 1, 2, 4, 6, 7, 8, 9, 10, 11, 12, 13 and/or 14 (as applicable) of Schedule B (Reserved Matters) (a “Reserved Transaction”), (B) for so long as the Coty Shareholder Group hold an Equity Percentage of at least 15%, (x) make any change or modification or take any action with respect to the structure of Topco or any material member of the Group which change, modification or action would result in a material restructuring or reorganisation of the Group (a “Structure Action”), (y) undertake any transaction not included within the foregoing sub-clause (B)(x) above that constitutes a Material Non-Ordinary Course Transaction, Topco shall notify Coty Parent within a reasonable period of time in advance of and, to the extent requested by the Coty Parent, provide sufficient detail regarding such Reserved Transaction, Structure Action, or Material Non-Ordinary Course Transaction, as the case may be, in order to permit the Coty Parent to evaluate the potential tax impact of such matter on the Coty Group currently or in the future. At the Coty Parent’s request, the Parties shall work together in good faith to develop a mutually beneficial tax structure or course of action.

(iii)

Change in Law. For so long as the Coty Shareholder Group hold an Equity Percentage of at least 15%, in the event there is (A) a Change in Law subsequent to the Completion Date or (B) a non-binding interpretation by the IRS or other administrative body, either of which could materially increase the Tax Liability of any member of the Coty Group as a result of Coty Parent’s interest in Topco, the Parties shall consult in good faith to develop a mutually acceptable course of action, taking into account all relevant considerations, including the impact of such course of action on Topco and Rainbow Capital and any potential Tax Liability of the Coty Group that would result from such Change in Law or such interpretation. Topco shall use its commercially reasonable efforts to implement and comply with any course of action agreed by the Parties pursuant to the foregoing or, if no mutual agreement is reached, which is adopted by the Bidco Board. If, due to any Change in Law subsequent to the Completion Date, performance of any provision of this Clause 9.1 or any transaction contemplated thereby shall become unlawful, impracticable or impossible, the Parties hereto shall use reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(iv)

Responsibility for Incremental Costs. If any tax structures or courses of action with respect to any matter described in Clause 9.1(d)(ii), Clause 9.1(d)(iii) or Clause 9.1(d)(vi)(A) result (in the aggregate) in an Incremental Cost in excess of US$100,000 in any calendar year, the Coty Parent shall be responsible for all such Incremental Costs of implementing (grossed up for any taxes incurred as result of the receipt of such payment, if any) or complying with each such tax structure or course of action in that calendar year. In the event that such Incremental Costs exceed US $100,000 in any calendar year, Rainbow Capital and Topco shall send a single invoice to the Coty Parent following the end of such calendar year describing in reasonable detail such Incremental Costs. If there is a dispute between the Parties as to whether there is, or the amount of, an Incremental Cost as a result of a tax structure or course of action, such dispute shall be submitted to a partner in the audit practice of any Accounting Firm. The Parties shall cooperate fully with the Accounting Firm, which shall (i) consider only the matter in dispute among the Parties and (ii) be instructed to reach its conclusion regarding any such dispute within 60 calendar days after its appointment. Each Party may, but is not required to, submit a position paper to the Accounting Firm setting forth the position of such Party. Each Party shall bear its own expenses relating to the engagement with the Accounting Firm. To the extent that the Coty Parent is responsible for an Incremental Cost under this Clause 9.1(d)(iv), Topco and Rainbow Capital shall take all reasonable actions in good faith to mitigate the amount of such Incremental Cost.

(v)

Post Completion Operations. The Parties acknowledge that, at Completion, the Post-Completion Principal Company, through its employees acting in Switzerland, has an active and substantial involvement with the development of manufacturing strategy, operational oversight and control with respect to all critical manufacturing decisions, including make vs. buy decisions, demand and supply planning, quality control and managing manufacturing costs for related and third-party manufacturing, with regard to the products sold in the Post-Completion Principal Company’s territory. If the Coty Parent, Topco, or Rainbow Capital desires to substantially change such involvement, such Party shall notify the other Parties and provide sufficient detail regarding the proposed change, and the Parties shall work together in good faith to consider such proposed change.

(vi)	Certain U.S. Tax Matters. Topco shall consult in good faith with the Coty Parent with respect to the following actions:

(A)

With respect to each eligible acquisition of an entity treated as a corporation for U.S. federal income tax purposes by any member of the Group, whether to (A) make an election under Section 338 of the IRC or Section 336(e) of the IRC where permitted, (B) structure any acquisition of such an entity so that Topco is eligible to make an election under Section 338 of the IRC or Section 336(e) of the IRC, or (C) undertake alternative structures that for United States tax purposes increase the basis of acquired assets and eliminate the tax history of acquired companies for United States tax purposes;

(B)

With respect to each eligible disposition of or transaction involving a controlled foreign corporation within the meaning of Section 957(a) of the IRC, to the extent permitted by law, whether to take and cause to be taken any and all action necessary to cause (i) an election pursuant to U.S. Treasury Regulations Section 1.245A-5T(e)(3)(i)(A) or any successor law to close the tax year of such controlled foreign corporation within the meaning of Section 957(a) of the IRC prior to the closing date of such disposition or transaction, or (ii) a written, binding agreement providing for such an election to be entered into in accordance with U.S. Treasury Regulations Section 1.245A-5T(e)(3)(i)(C)(1) or any successor law;

(C)

(i) The application of Section 245A of the IRC to any distribution of “undistributed foreign earnings” (within the meaning of Section 245A(c)(3) of the IRC) from any member of the Group that is not a U.S. Company and that is treated as a corporation for U.S. federal income tax purposes, including whether to defer or accelerate the timing of a dividend and avoiding hybrid deductions and (ii) the application of the look-through rule of Section 954(c)(6) of the IRC and any U.S. Treasury Regulations or other guidance thereunder with respect to dividends paid by member of the Group to another (provided both such members of the Group are treated as corporations for U.S. federal income tax purposes), including whether to defer or accelerate the timing of a dividend or change the United States tax year end of a member of the Group;

(D)	The adoption or change of the tax year, other than a United States tax year, of any member of the Group; and

(E)	Whether to identify any hedging transactions with respect to any currency and commodity transaction to comply with applicable U.S. Treasury Regulations.

(e)    Tax Compliance.

(i)

Subject to Clauses 9.1(e)(iv), 9.1(e)(v) and 9.1(e)(vi), the Tax Compliance Person will be responsible for (i) the preparation, signing and filing of all Tax Returns of the Group (and of any entity formed or availed of in order to facilitate any Management Equity Incentive Plan (any such vehicle, a “MEP Vehicle”)) and (ii) each member of the Group and any MEP Vehicle’s compliance with the requirements of FATCA, CRS and any other applicable tax reporting regime. After the Completion Date, the Tax Compliance Person shall retain the services of any one of the top four public accounting firms (in terms of gross revenue) headquartered in the United States, or such other U.S. Securities and Exchange Commission-qualified public accounting firm as Rainbow Capital may choose (the “Accounting Firm”), to assist with the foregoing as well as other obligations of the Tax Compliance Person under this Clause 9.1 and Schedule E. Each of the Coty Parent and Rainbow Capital covenant to exercise its voting rights and other rights as a shareholder of Topco (and shall use its best efforts to procure that any Directors of Topco appointed by it shall exercise their voting rights) in order to procure (insofar as it is able to do so through the exercise of such rights) that the members of the Group and the MEP Vehicle complete, sign and file such Tax Returns and comply with such requirements, and to cause each such entity to cooperate with the Tax Compliance Person and the Accounting Firm in connection with the foregoing and in connection with the obligations of the Tax Compliance Person pursuant to this Clause 9.1 and Schedule E.

(ii)	Schedule E shall govern with respect to tax information and reporting not otherwise addressed in this Clause 9.1, including costs with respect thereto.

(iii)

Solely for U.S. federal income tax purposes, the Tax Compliance Person (with the assistance of the Accounting Firm) shall establish and maintain a separate capital account for each Shareholder in respect of Topco in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Profits and losses (or, to the extent necessary, items thereof) of Topco shall be allocated among the capital accounts of the Shareholders in a manner that as closely as possible gives economic effect to the provisions of this Agreement. For U.S. federal, state and local income tax purposes, all items of income, gain, loss and deduction of Topco shall be allocated among the Shareholders in the same manner that the corresponding book items have been allocated among the Shareholders’ respective capital accounts, provided that, notwithstanding the foregoing, the Tax Compliance Person (or as applicable the Accounting Firm) may make such allocations for U.S. tax purposes as it deems reasonably necessary to ensure that allocations are in accordance with the interests of the Shareholders within the meaning of the U.S. Treasury Regulations, and/or in accordance with Section 704(c) of the IRC and the U.S. Treasury Regulations promulgated thereunder (to the extent applicable). Notwithstanding the foregoing, if the Shareholders do not agree on an alternative method, any allocations to be made in accordance with Section 704(c) of the IRC will be made using the “remedial method” as defined in U.S. Treasury Regulations Section 1.704-3(b). This Clause 9.1(e)(iii) shall be deemed to contain a “minimum gain chargeback” within the meaning of U.S. Treasury Regulations Section 1.704-2(b)(2), a “partner nonrecourse debt minimum gain chargeback” within the meaning of U.S. Treasury Regulations Section 1.704-2(i)(4) and a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith. The Parties agree that Topco shall make an election under Section 754 of the IRC with respect to the United States tax year that includes the Completion Date.

(iv)

To the extent that Historic Tax Returns of any member of the Group (excluding Midco, Midco 2, Holdco and Bidco) with respect to which Bidco is entitled to make an Excluded Tax Covenant Claim (as defined in the Share Purchase Agreement) have not already been submitted to the relevant Taxation Authority as at the date of this Agreement, Topco shall prepare, or procure that the Accounting Firm shall prepare, such Historic Tax Returns in a manner consistent with the positions taken, and accounting methods used, on the Tax Returns filed by or with respect to the relevant member of the Group prior to the date of this Agreement, unless otherwise required by applicable law or agreed by the Coty Parent and Rainbow Capital. Before submission to the relevant Taxation Authority, Topco shall provide, or shall procure that the Accounting Firm provide, the draft form of all Historic Tax Returns of any member of the Group (except Midco, Midco 2, Holdco and Bidco) at least: (A) in respect of any Historic Tax Return relating to corporation or income tax, sixty (60) Business Days; and (B) in all other cases, twenty (20) Business Days, before the last date on which the Historic Tax Return may be filed with the applicable Taxation Authority without incurring interest and penalties. Topco shall procure that the relevant member of its Group or the Accounting Firm reflects all reasonable comments on the Historic Tax Returns received from the Coty Parent, provided that such comments: (x) relate to or are in respect of a matter for which Bidco is entitled to make an Excluded Tax Covenant Claim (as defined in the Share Purchase Agreement); and (y) are received by Topco, the Accounting Firm or the relevant member of the Group at least seven (7) Business Days before the last date on which the Historic Tax Return may be filed with the applicable Tax Authority without incurring interest and penalties.

(v)

Topco shall procure that no member of the Group (excluding Midco, Midco 2, Holdco and Bidco) shall amend, refile, revoke or otherwise modify any Historic Tax Return following its submission to the relevant Taxation Authority if such action could reasonably be expected to lead to a Tax Liability (as defined in the Share Purchaser Agreement) for which Bidco is entitled to make an Excluded Tax Covenant Claim (as defined in the Share Purchase Agreement).

(vi)

Without prejudice to Clause 20 of the Separation Agreement, where Bidco is entitled to make an Excluded Tax Covenant Claim (as defined in the Share Purchase Agreement), Topco shall take, and where relevant procure that the relevant members of the Group takes, such action as the Coty Parent may reasonably request to avoid, dispute, defend, resist, appeal or compromise any Assessment from which it appears that there may be a liability to Tax in respect of which Bidco is entitled to make an Excluded Tax Covenant Claim, provided that: (A) the Coty Parent shall indemnify, to Topco’s reasonable satisfaction, the relevant member of the Group against any liabilities, damages, costs or expenses (including any additional liability to tax) which Topco or the relevant member of the Group may suffer or incur as a result of taking such action; and (B) the actions which the Coty Parent may reasonably request under this Clause 9.1(e)(vi) shall include the relevant member of the Group applying to postpone (so far as legally possible) the payment of any Tax. Topco shall, or procure that the relevant member of the Group shall: (C) keep the Coty Parent informed promptly of all matters pertaining to such Assessment, including providing the Coty Parent with copies of all material relevant information, correspondence or other written records; (D) give the Coty Parent the opportunity to comment on any material documentation (including any correspondence with the relevant Taxation Authority) in connection with such Assessment, such comment to be submitted to Topco at least five (5) Business Days prior to its submission to the relevant Taxation Authority provided that the draft submission was made available to Coty Parent for comment at least ten (10) Business Days prior to its submission to relevant Taxation Authority; (E) take into account, and reflects in all material documentation, all reasonable comments received from the Coty Parent on all documentation as is mentioned in (D) above; and (F) consult in good faith with the Coty Parent before taking any action to settle or otherwise compromise the Assessment.

(f)    Partnership Representative. The Tax Compliance Person shall act as the “partnership representative” of Topco within the meaning of Section 6223(a) of the IRC, as amended by the U.S. Bipartisan Budget Act of 2015. The partnership representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6231 of the IRC, as amended by the U.S. Bipartisan Budget Act of 2015. Notwithstanding the foregoing, Rainbow Capital, in its sole discretion, may designate another person to replace the Tax Compliance Person as “partnership representative”, and such person shall have all such rights, duties, powers and obligations. The partnership representative shall promptly notify Rainbow Capital, the Tax Compliance Person (if it is not the partnership representative at that time) and, with respect to any taxable period during which the Coty Shareholder Group held an Equity Percentage of at least 15%, the Coty Parent of any notices that it receives related to a U.S. tax proceedings, and shall timely inform such persons of the status of such tax proceedings. Notwithstanding the foregoing, the partnership representative shall be subject to the control of the Bidco Board and shall not settle or otherwise compromise any issue in any examination, audit or other proceeding with any Taxation Authority without first obtaining approval of the Bidco Board. The partnership representative shall determine whether any Imputed Underpayment Amount can be reduced pursuant to Sections 6225(c)(2)(B), (3), (4) or (5) of the IRC and any similar provisions of state or local laws. Each Shareholder hereby agrees to cooperate to provide any information or take such other actions as may be reasonably requested by the partnership representative in order to make such determination. Notwithstanding the foregoing, the partnership representative shall not require any Shareholder to file an amended Tax Return. A Shareholder’s obligation to comply with this Clause 9.1(f) shall survive the transfer, assignment or liquidation of such Shareholder’s interest in Topco. The partnership representative shall receive no compensation for its services. All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by Topco.

9.2    Confidentiality and Public Announcements.

(a)    Each Shareholder agrees to hold in strict confidence all Information furnished to it, the terms of this Agreement and any other matters relating to the transaction contemplated by this Agreement or the discussions among the Parties in relation thereto (collectively, “Confidential Information”) and to procure that its Affiliates hold in strict confidence the Confidential Information. Subject to Law, a Shareholder may disclose any Confidential Information: (t) to any of its Representatives in connection with the Transactions; (w) if a Shareholder is a fund or an Affiliate of a fund, to current or prospective investors in such Shareholder, provided that only Confidential Information of the type customarily given to limited partners of such fund or to current or prospective investors is disclosed; (u) if a Shareholder is a fund or an Affiliate of a fund, or the Coty Parent, to such Shareholder’s or its Affiliates’ current or prospective lenders on a confidential and strict need to know basis as a direct consequence of such Shareholder’s participation in the Transactions, provided that only Confidential Information of the type customarily given to lenders to such Person is disclosed; (v) to its Representatives that are current or prospective partners or members of such Shareholder or are former partners or members who retained an economic interest in such Shareholder to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective or former investors or equityholders in respect of investments made thereby, including in connection with the disposition thereof, each of which Representatives shall be deemed to be bound by the provisions of this Clause 9.2(a) (provided that with respect to Representatives who are limited partners or members of any Shareholder, such Representatives shall instead be deemed to be bound by any confidentiality agreement or obligation with such Shareholder having restrictions substantially similar to this Clause 9.2(a)) and such Shareholder shall be responsible for any breach of this provision by any such Representative; (w) to any Affiliate of such Shareholder; (x) to any potential Transferee (in connection with a Transfer permitted hereunder) or Syndicatee, who shall agree to be bound by the provisions of this Clause 9.2(a) or a confidentiality agreement having restrictions substantially similar to this Clause 9.2(a), and such Shareholder shall be responsible for any breach of this provision or such confidentiality agreement by any such Person; (y) to any member of the Group or its Management or advisers; (z) in connection with an audit or an ordinary course examination by a regulator, bank examiner or self-regulator, organization with regulatory oversight over such Member or Representative, provided that such audit or examination is not specifically directed at Topco, any of its Subsidiaries or the Confidential Information (the recipients under sub-clause (v)-(z) above, collectively, the “Authorised Recipients”); provided that a Shareholder shall not disclose any term of this Agreement to any Person described in sub-clause (y) above without the prior approval of the Bidco Board (such approval not to be unreasonably withheld or delayed); and provided that a Shareholder shall be responsible for the compliance of such Authorised Recipients with this Clause 9.2(a) or such Authorised Recipients shall have entered into a confidentiality undertaking for the benefit of Topco to hold any such information in strict confidence in accordance with this Clause 9.2(a). Confidential Information shall not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorised disclosure by such Shareholder; (ii) is or becomes available to a Shareholder or any of its Authorised Recipients on a non-confidential basis from a third party source (other than any other Shareholder or its Representatives or any Person described in sub-clause (w) above), which source (after reasonable inquiry) is not known by the relevant Shareholder to be bound by a duty of confidentiality to any Shareholder or its Representatives or any Person described in sub-clause (y) above in respect of such Confidential Information; or (iii) is independently developed by any Shareholder without the benefit of any other Confidential Information. If any Shareholder or any of its Authorised Recipients is required by Law or regulation or any legal or judicial process to disclose any Confidential Information, such Shareholder shall, unless prohibited from doing so by any Law or regulation, promptly notify Topco and the other Shareholders of such requirement so that Topco may, in consultation with the Shareholders to the extent practicable under the circumstances, at its own expense, oppose such requirement or seek a protective order and request confidential treatment thereof. If such Shareholder or such Authorised Recipient is nonetheless required to disclose any such Confidential Information, such Shareholder or Authorised Recipient may disclose such portion of such Confidential Information that is legally required to be disclosed without liability hereunder.

(b)    A Shareholder may disclose Confidential Information in connection with any proposed Transfer of Securities by such Shareholder, provided that such Transfer is proposed to be made as a Transfer permitted by this Agreement, and the relevant Transferee shall enter into a confidentiality agreement for the benefit of the Group to hold any such information in strict confidence and not to use such information for any purpose other than such Transfer.

(c)    Except to the extent any information relating to the tax treatment or tax structure of any Party (“Tax Information”) is required to be kept confidential to comply with any applicable securities laws, such Tax Information may be disclosed by a Party. For the purposes of this Clause 9.2(c), Tax Information does not include, and a Party will not disclose: (i) the name of, or any other identifying information regarding, any Party or any existing or future Party (or any Affiliate thereof); (ii) any performance information relating to any Party or its investments, if any; or (iii) any information regarding the specific terms of any Party.

(d)    A Shareholder may disclose Confidential Information for the purpose of enforcing the terms of this Agreement.

(e)    No public announcement or press release concerning the business or affairs of the Group or any member thereof or concerning this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Bidco Board. This provision shall not prohibit any public announcement or press release required to be made by any Laws or regulations; provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with Topco and the Shareholders concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement. Notwithstanding anything to the contrary herein, in no event shall this Clause 9.2 limit disclosure by any Shareholder (or any Affiliate thereof) of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, including disclosing information about the Acquisition, the Transactions and the Group on their websites in the ordinary course of business consistent with past practice or as part of any sales and transfer to any co-investors.

9.3    Source and Use of Funds and Anti-Bribery Legislation.

(a)    Each Shareholder severally warrants in respect of itself only as of the date hereof or, if not a Shareholder as of the date hereof, as of the date such Shareholder becomes a party hereto that:

(i)	neither it nor any of its Affiliates is a Sanctions Target;

(ii)

the monies used to fund its investment in the Group have not to its knowledge been derived from or related to any illegal activities and are not to its knowledge derived from or invested for the benefit of a Sanctions Target, or the governments of, or Persons within, any country: (A) that is a Restricted Country; (B) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering; or (C) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern;” and

(iii)

it: (A) has complied in all material respects with all applicable anti-money laundering, anti-corruption, and similar laws, regulations and orders to which such Shareholder is subject, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, the anti-bribery legislation of the European Union, as adopted and made applicable by its individual member States, and any applicable legislation enacted by member states and signatories implementing the Organisation for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Officials (collectively, “Anti-Bribery Legislation”).

(b)    Each Shareholder warrants that such Shareholder does not know or does not have any reason to suspect that the proceeds from such Shareholder’s investment in the Group will be used to finance any illegal activities or any activities prohibited by Anti-Bribery Legislation.

(c)    Each Shareholder warrants that in respect of the Group, it has not made and shall not directly or indirectly make: (i) any payment for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any government official or to any private commercial person or entity for the purpose of either gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty, or which would otherwise violate any of the Anti-Bribery Legislation.

(d)    Each Shareholder agrees that no activities prohibited by applicable Anti-Bribery Legislation or Sanctions will be permitted by Topco or any other member of the Group and each Shareholder warrants that such Shareholder will use reasonable efforts to prohibit such conduct (in so far as it is able), including cooperating with any reasonable request of Rainbow Capital or Topco in respect of any actions to be taken or implementation of policies and procedures reasonably designed to ensure: (i) compliance with Anti-Bribery Legislation and Sanctions; (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with Management’s authorisation; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)    Topco represents and covenants that no member of the Group shall:

(i)	knowingly take any actions that foreseeably would result in the Group becoming the subject of any Sanctions; or

(ii)	relocate, reorganise or invest in another entity that is located or organised in a Restricted Country.

(iii)

directly or, to their knowledge, indirectly, lend, contribute or otherwise make available proceeds to any Person to fund any activities or business of or with any Sanctions Target in a manner that would result in a violation of Sanctions by any Shareholder; or

(iv)	in any other manner that would result in a violation of Sanctions by any Shareholder.

(f)    It is the policy of Rainbow Capital not to conduct business in or with Restricted Countries, in view of the significant corruption, financial crime, terrorist financing, political, and business risks these jurisdictions present. The members of the Group will not engage in any dealings or transactions with or for the benefit of any party located, organised, or ordinarily resident in any Restricted Country, in each case directly or knowingly indirectly, including through agents or other Persons acting on its behalf.

9.4    Costs and Fees.

(a)    Except as expressly provided for in this Agreement, each Shareholder shall bear its own costs and expenses incurred in connection with this Agreement and the Transactions.

(b)    Topco shall bear all costs and expenses (including VAT and any other taxes thereon) relating to the incorporation, administration and operations of each Intermediate Holdco and Bidco (“Topco Expenses”). Unless otherwise agreed between the Shareholders, Topco shall retain sufficient cash to fund any reasonably foreseeable Topco Expenses.

(c)    Each KKR Director and Coty Director on any Intermediate Holdco Board, the Bidco Board and the Boards of a member of the Group below Bidco, shall be paid and reimbursed (as applicable) by Bidco or another member of the Group (as determined by the Bidco Board) all reasonable and documented travel expenses and all other reasonable and documented business-related out-of-pocket costs and expenses incurred by him or her in connection with his or her duties to the relevant Board.

(d)    The Parties acknowledge that Topco or one of its Subsidiaries has entered into a transaction fee agreement with the Sponsor and syndication fee agreements with Affiliates of the Sponsor, pursuant to which the Sponsor (together with one or more of its Affiliates) is entitled to receive from Topco or one of its Subsidiaries a transaction fee and syndication fees which shall, in aggregate, be equal to 3% of the equity invested by Rainbow Capital.

(e)    The Parties acknowledge that Topco or one of its Subsidiaries has entered into a transaction fee agreement with Coty pursuant to which Coty is entitled to receive from Topco or one of its Subsidiaries a transaction fee which shall be equal to 3% of the equity invested by Coty.

(f)    The Parties acknowledge that Bidco has entered into a monitoring fee agreement with the Sponsor pursuant to which the Sponsor is entitled to receive from Bidco an annual monitoring fee (“KKR Monitoring Fee”), which shall be an amount equal to the KKR Shareholder Group’s Equity Percentage multiplied by 1% of the Group’s budgeted EBITDA for the applicable fiscal year, together with expense reimbursement permitted in such agreement.

(g)    The Parties acknowledge that Bidco has entered into a monitoring fee agreement with Coty pursuant to which Coty is entitled to receive from Bidco an annual monitoring fee (“Coty Monitoring Fee”), which shall be an amount equal to the Coty Shareholder Group’s Equity Percentage multiplied by 1% of the Group’s budgeted EBITDA for the applicable fiscal year.

9.5    Dividends and Distributions.

(a)    Subject to Clause 9.5(b), all returns to Shareholders by dividend payment, distribution, redemption, repurchase, liquidation or otherwise in respect of their investments in Shares of Topco (a “Distribution”) shall be made in accordance with the terms, conditions, rights and preferences of such Shares, in accordance with Law (including the making of any solvency statements to support any such Distribution required in accordance with Law) and to the Shareholders in proportion to their respective Shareholder’s Equity Percentage.

(b)    Notwithstanding anything to the contrary, in the event that Rainbow Capital proposes to repurchase a MEIP Participant’s securities in Rainbow Capital (the “Subject MEIP Securities”) pursuant to any Management Equity Incentive Plan, (i) Topco shall promptly repurchase from Rainbow Capital the same number and the corresponding class of Shares in Topco as the Subject MEIP Securities and such repurchase of Shares shall not be required to be offered to Shareholders on a pro-rata basis, and (ii) Rainbow Capital undertakes that the proceeds from such repurchase shall be used by Rainbow Capital solely to repurchase the Subject MEIP Securities.

9.6    Alternative Investment Fund Management Directive. Each of the Parties acknowledges that the KKR Shareholder Group (which shall include, for the purposes of this Clause 9.6 only, the KKR AIFM) and the members of the Group may be required to comply with the provisions of the Alternative Investment Fund Managers Directive (2011/61/EU) (as amended from time to time) or any other equivalent or derivative legislation in any member state of the European Union from time to time (together, “AIFMD”). As such, each Party agrees that subject always to the terms of Clause 3.1(b):

(a)    the KKR Shareholder Group shall be permitted to take any action in respect of any member of the Group which is necessary in order that the members of the Group and the KKR Shareholder Group are, and shall remain, in compliance with AIFMD;

(b)    it shall exercise all its voting rights and other rights and powers available to it to ensure (so far as it is able to do so) that each member of the Group takes all steps which the KKR Shareholder Group (acting reasonably) deems necessary in order that the members of the Group and the KKR Shareholder Group are, and shall remain, in compliance with AIFMD;

(c)    it shall exercise all its voting rights and other rights and powers available to it to procure (so far as it is able to do so) that the Group Companies provide the KKR Shareholder Group and Topco with such information or assistance as may be required by the KKR Shareholder Group in order that the members of the Group and the KKR Shareholder Group are, and shall remain, in compliance with AIFMD;

(d)    it shall exercise all its voting rights and other rights and powers available to it to ensure (so far as it is able to do so) that no member of the Group shall be required to take any action which may result in any member of the Group or the KKR Shareholder Group contravening any provision of AIFMD; and

(e)    it shall exercise all its voting rights and other rights and powers available to it to ensure (so far as it is able to do so) that each member of the Group shall comply with any policy which the KKR Shareholder Group deem appropriate in respect of disclosures on conflicts of interest in relation to, or any other policy in relation to AIFMD.

9.7    Data Protection.

In this Clause 9.7,

“Data Protection Laws” shall mean the following legislations to the extent applicable: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) (as amended by Directive 2009/136); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018) or any successor laws arising out of the withdrawal of a member state from the European Union, and (c) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal data (as amended and/or replaced from time to time); and

the terms “personal data”; “personal data breach”; “supervisory authority”; “controller”; “processor”, “process” and “data subject” shall have the meanings given to them (or their equivalent terms) under Data Protection Laws.

(a)    It is acknowledged and agreed that pursuant to this Agreement personal data may be provided to the Shareholders by a member of the Group, and that such provision may involve the transfer of such personal data to third countries with differing levels of protection for personal data. In such circumstances it is the common intention and understanding of each Shareholder and each member of the Group that each shall act as a separate controller in respect of such personal data and that none of the Parties shall process such personal data on behalf of any of the other Parties acting as a processor. Topco hereby warrants to the Shareholders that Topco and each member of the Group:

(i)	has taken all steps necessary to be able to provide such personal data to the Shareholder in compliance with the Group’s obligations under Data Protection Laws;

(ii)

shall notify a Shareholder promptly upon becoming aware of any actual or suspected personal data breach, data subject request or complaint or any correspondence or action by any competent supervisory authority in respect of the provision of such personal data to the Shareholder and shall provide the Shareholder with such cooperation and assistance as may be reasonably required for the Shareholder to comply with its obligations under Data Protection Laws in respect of any such request, complaint, correspondence or action; and

(iii)

shall transfer personal data outside the United Kingdom and/or European Economic Area for the purpose of fulfilling its obligations under this Agreement, provided that such transfer is made on the terms of a valid data transfer mechanism as required under Data Protection Laws, including, if applicable, the European Commission Standard Contractual Clauses, the EU-US Privacy Shield certification, or such other international transfer mechanism approved under Data Protection Laws.

9.8    Non-Compete; Non-Solicitation.

(a)     Each Shareholder and Coty Parent agrees and undertakes to Bidco and each other Shareholder that, for so long as its Shareholder Group holds Securities and for a period of two (2) years after its Shareholder Group ceases to hold any Securities (the “Restricted Period”), it shall not (and shall procure that none of its Subsidiaries other than any members of the Group shall), directly or indirectly, whether for such Person’s own account or the account of any other Person, own, manage or operate, or participate in (including the licensing of any intellectual property to such businesses herein), or benefit from, the ownership, management or operation of, or have any Beneficial Ownership interest in, any business which is carried on in competition with the businesses conducted by the Group as at the Completion Date or proposed to be conducted by the Group in the Initial Strategic and Value Creation Plan, in each case within the territory in which the Group carries on its businesses as at the Completion Date.

(b)    Each Shareholder and Coty Parent agrees and undertakes to Bidco and each other Shareholder that during the Restricted Period it shall not (and shall procure that none of its Subsidiaries (other than any members of the Group) and no Persons in its Shareholder Group shall), directly or indirectly, whether for such Person’s own account or the account of any other Person: (i) employ or engage, or solicit to employ or engage any Restricted Employee; (ii) encourage, recruit, solicit, invite or conduct any discussions about future employment with a Restricted Employee; or (iii) make any offers to a Restricted Employee; provided that the foregoing shall not be construed to prohibit the solicitation or employment conducted by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group) of any such Restricted Employee: (w) resulting from general advertisements for employment conducted by such Person (including any recruitment efforts conducted by any recruitment agency), provided that such Person (or where the Person is a Shareholder, its Subsidiaries and Persons in its Shareholder Group) has not directed such recruitment efforts at such person, (x) if such Restricted Employee approaches such Person (or where the Person is a Shareholder, its Subsidiaries and Persons in its Shareholder Group on an unsolicited basis, (y) from the date falling three months following cessation by a member of the Group of such Restricted Employee’s employment with a member of the Group without any solicitation or encouragement by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group) or (z) where the Restricted Employee has voluntarily resigned or terminated his consultancy agreement without any solicitation or encouragement by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group).

(c)    Topco, Bidco and each Shareholder (other than Coty Parent and any member of the Coty Shareholder Group) agrees and undertakes to Coty Parent and each member of the Coty Shareholder Group that for so long as the Coty Shareholder Group holds Securities and for a period of two (2) years after the Coty Shareholder Group ceases to hold any Securities, it shall not (and shall procure that none of its Subsidiaries, no Persons in its Shareholder Group and no member of the Group shall), directly or indirectly, whether for such Person’s own account or the account of any other Person: (i) employ or engage, or solicit to employ or engage any Restricted Employee; (ii) encourage, recruit, solicit, invite or conduct any discussions about future employment with a Restricted Employee; or (iii) make any offers to a Restricted Employee; provided that the foregoing shall not be construed to prohibit the solicitation or employment conducted by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group), or any member of the Group, of any such Restricted Employee: (w) resulting from general advertisements for employment conducted by such Person (including any recruitment efforts conducted by any recruitment agency), provided that such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group) has not, and no member of the Group has, directed such recruitment efforts at such person, (x) if such Restricted Employee approaches such Person (or where the Person is a Shareholder, its Subsidiaries and Persons in its Shareholder Group), or any member of the Group, on an unsolicited basis, (y) from the date falling three months following cessation by a member of the Coty Group of such Restricted Employee’s employment with a member of the Coty Group without any solicitation or encouragement by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group), or any member of the Group or (z) where the Restricted Employee has voluntarily resigned or terminated his consultancy agreement without any solicitation or encouragement by such Person (or where the Person is a Shareholder, by its Subsidiaries and Persons in its Shareholder Group), or any member of the Group, and provided further that nothing in this Clause 9.8(c) shall prohibit any actions to be taken by the Group pursuant to the terms of the Separation Agreement.

(d)    The restrictions in Clause 9.8(a) shall not operate to prohibit Coty Parent and its Subsidiaries (whether for such Person’s own account or the account of any other Person) from, directly or indirectly:

(i)	Hair:

(A)

owning, managing or operating, or participating in (including the licensing of any intellectual property to such businesses), or benefitting from, the ownership, management or operation of, or having any Beneficial Ownership interest in, or expanding or extending any licence with, any business that sells or proposes to sell hair products, to the extent that it sells to the Retail Channel and is comprised of (or to the extent it comprises) any hair products in respect of any of the KJ Brands, provided that if Coty Parent or any of its Subsidiaries proposes to launch or sell any hair colour product or hair styling product under or in association with the KJ Brands (each, a “KJ Opportunity”), then Coty Parent shall first discuss such KJ Opportunity with the Bidco Board and such Parties shall discuss in good faith and use reasonable endeavours to negotiate, agree and execute an exclusive licence or other documents necessary to enable the Group or any member(s) of the Group to exploit (which shall include the manufacture, distribution, marketing and commercialization of the products and brands subject of such KJ Opportunity) such KJ Opportunity, including a licence for the relevant KJ Brands and any other relevant intellectual property with respect to such KJ Opportunity. If Coty Parent and Bidco do not enter into a licence and other necessary documents as provided herein and Coty Parent or any of its Subsidiaries launches one or more hair colour products or hair styling products under such KJ Opportunity, Coty Parent agrees to and shall pay to Bidco (or to a member of the Group designated by Bidco) a perpetual royalty equal to nine percent (9%) of the worldwide annual net revenue from the sales of any hair colour products or hair styling products the subject of such KJ Opportunity by Coty Parent and its Subsidiaries through the Retail Channel; such royalty to continue for as long as such products are sold, whether by Coty Parent, any of its Subsidiaries or any successor to any of them;

(B)

expanding or extending any licence with any business that sells or proposes to sell hair products, to the extent that it sells to the Retail Channel and is comprised of (or to the extent it comprises): (A) any hair styling products in respect of the David Beckham brand; or (B) any hair products in respect of the Brazil Brands in the territories in which Coty Parent and its Subsidiaries operate as at the SPA Execution Date with respect to such Brazil Brands;

(ii)

Nails: owning, managing or operating, or participating in, or benefitting from, the ownership, management or operation of, or having any Beneficial Ownership interest in, or expanding or extending any licence with, any nailcare business, to the extent that it sells to the Retail Channel, and is comprised of (or to the extent it comprises): (A) the brands Sally Hansen, Risque and the KJ Brands and (B) any nail products appurtenant to any colour cosmetics brands operated by Coty Parent and its Subsidiaries (x) that as of the SPA Execution Date have nail products in the market or are planned to be in the market (for the avoidance of doubt including COVERGIRL, Rimmel, Manhattan, Max Factor, Bourjois and Miss Sporty); (y) that as of the SPA Execution Date are licensed to sell nail products (for the avoidance of doubt including Gucci and Burberry) or (z) following the SPA Execution Date, pursuant to a broader beauty licence entered into between Coty Parent and any of its Subsidiaries and a third party;

(iii)

Public Companies: holding or being interested in not more than 5% of the outstanding securities of any company that is publicly listed on an internationally recognised securities exchange without board representation; or

(iv)	Change of Control: entering into any transaction which would result in a Change of Control of Coty Parent.

(e)    The restrictions in Clause 9.8(a) shall not operate to prohibit Rainbow Capital or any of its Subsidiaries from holding or being interested in not more than 5% of the outstanding securities of any company that is publicly listed on an internationally recognised securities exchange without board representation.

(f)    Each of the Shareholders and Coty Parent agree that the restrictions contained in this Clause 9.8 are no greater than is reasonable and necessary for the protection of the interests of each other Shareholder and the Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification to the minimum extent necessary to make it valid and enforceable.

(g)    For the avoidance of doubt, in the event of a breach of the obligations under this Clause 9.8, in addition to all other available remedies, an affected Shareholder shall be entitled to seek specific performance to enforce the provisions of this Clause 9.8.

9.9    Business Opportunities. If a Shareholder or any of its Subsidiaries (the “Acquiring Shareholder”) wish to acquire Control of a business or a company which is competitive with the business conducted by the Group or any member of the Group (each a “Competing Opportunity”) and:

(a)    the part of the Competing Opportunity which is competitive with the business conducted by the Group or any member of the Group represents more than 50% of the annual consolidated revenues of the whole of the Competing Opportunity in the last financial year for which audited accounts are available, the Acquiring Shareholder shall afford the Group (via the Bidco Board) a right of first offer to acquire the whole of the Competing Opportunity. If the Bidco Board does not agree to acquire the whole of the Competing Opportunity on behalf of the Group within 30 Business Days of such offer being made (or such longer period agreed between such Parties) and the Acquiring Shareholder subsequently acquires Control of such Competing Opportunity, the Acquiring Shareholder shall, within 12 months of completion of the acquisition of Control of such Competing Opportunity, use commercially reasonable best efforts to divest the division(s) of the business or company which competes with the any member of the Group to a non-affiliated third party through a direct sale or competitive auction process, provided that the Acquiring Shareholder shall first afford the Group (via the Bidco Board) a right of first offer of such divestment; or

(b)    the part of the Competing Opportunity which is competitive with the business conducted by the Group or any member of the Group represents 50% or less of the annual consolidated revenues of the whole of the Competing Opportunity in the last financial year for which audited accounts are available, the Acquiring Shareholder shall have the right to acquire the whole of such Competing Opportunity, provided that the Acquiring Shareholder shall, (i) promptly after the acquisition of Control of the whole of the Competing Opportunity (and in any case, no later than 12 months after completion of the acquisition of Control of such Competing Opportunity) afford the Group (via the Bidco Board) a right of first offer to acquire the part of the Competing Opportunity which is competitive with the business conducted by the Group or any member of the Group, and (ii) if the Group does not agree to acquire that competing part within 30 Business Days of such offer being made (or such longer period agreed between such Parties), the Acquiring Shareholder shall use commercially reasonable best efforts to divest the division(s) of the business or company which competes with the any member of the Group to a non-affiliated third party through a direct sale or competitive auction process within 12 months of completion of the acquisition of Control of such Competing Opportunity.

9.10    Management Equity Incentive Plan.

(a)    Each Party acknowledges that on and/or after the date of this Agreement, certain members of Management shall acquire equity directly or indirectly in a member of the Group in accordance with the terms and conditions of a Management Equity Incentive Plan. Coty agrees that it shall cooperate and take all reasonable steps required by Rainbow Capital for the purposes of implementing and amending a Management Equity Incentive Plan, and each of Rainbow Capital and Coty agree that any issuances of any New Securities pursuant to such Management Equity Incentive Plan shall, directly or indirectly, dilute each of them proportionately on a pro rata basis (without impact to their respective Shareholder Group’s Equity Percentages). Rainbow Capital shall consult with the Coty Parent prior to the implementation of any such Management Equity Incentive Plan.

(b)    Each Party shall use best endeavours to discuss and agree in good faith any amendments to this Agreement as are necessary to facilitate the operation of the Management Equity Incentive Plan in a manner as if the Management Equity Incentive Plan was implemented at Topco.

(c)    Rainbow Capital agrees that (i) it shall procure that any Management Equity Incentive Plan shall include provisions preventing transfers by a MEIP Participant, or an employee benefit trust or holding vehicle established for the benefit of current and former employees of the Group, of their securities in Rainbow Capital other than to another MEIP Participant (or any close family member of such MEIP Participant, any family trust benefitting that MEIP Participant or his close family members or any employee benefit trust or holding vehicle established for the benefit of current and former employees of the Group) and (ii) any such transfer restrictions in any Management Equity Incentive Plan shall not be amended or waived (nor shall any breaches thereof be forgiven or waived) without Coty’s prior written consent.

ARTICLE X

MISCELLANEOUS

10.1    Amendment; Waiver.

(a)    This Agreement (other than the Board Referral Matters, which shall be amended, supplemented or modified in accordance with Clause 3.5(f)) can only be amended, supplemented, restated or otherwise modified by a written instrument executed by the Shareholders, provided, however, that Rainbow

Capital may, subject to compliance with the Reserved Matters and Clause 9.10, amend, supplement, restate, waive or otherwise modify this Agreement without a Shareholder’s consent or signature to the extent such amendment, supplement, waiver or modification (i) does not affect or prejudice such Shareholder in any respect, (ii) does not subject such Shareholder to materially adverse differential treatment relative to the other Shareholders, or (iii) is immaterial or administrative. Topco shall send to each Shareholder a copy of any amendment, modification, supplement or restatement to this Agreement prior to any such amendment, modification, supplement or restatement is made or, if not practicable to do so, promptly thereafter.

(b)    No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

10.2    Effectiveness; Termination.

(a)    This Agreement shall become effective immediately following execution by the parties hereto, and, subject to Clause 10.2(c), shall terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (i) the written agreement of all Shareholders; (ii) the date on which there is no longer any Shareholder which is a party to this Agreement; (iii) the date on which Topco does not have any indirect voting rights in UK Divestco; (iv) the date of completion of an Exit (or, if later, the date upon which the proceeds of such Exit are distributed to the Shareholders); and (v) the date on which a Winding Up of Topco is concluded. At the time any Shareholder (provided in the case of a Permitted Transfer that the transferee has signed a Deed of Adherence) which is a Party ceases to hold any Securities, such Shareholder shall automatically cease to be a Party to this Agreement.

(b)    Notwithstanding any termination of this Agreement in its entirety or in respect of any Shareholder pursuant to Clause 10.2(a): (i) the provisions of Clause 9.2 (Confidentiality and Public Announcements) and Article VIII (Warranties) shall survive for a period of three years following such termination; (ii) the provisions of Clause 9.8 (Non-Compete; Non-Solicitation) shall survive in accordance with its terms; and (iii) this Article X (Miscellaneous) shall survive indefinitely.

(c)    Termination of this Agreement pursuant to this Clause 10.2 shall not affect a Party’s accrued rights and obligations above (including under the provisions identified in Clause 10.2(b)) at the date of termination although each Party’s further rights and obligations shall cease immediately on termination.

10.3    Notices.

(a)    Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either: (i) personally delivered; (ii) sent by registered or certified mail, return receipt requested, postage prepaid; (iii) sent by overnight delivery service such as DHL; or (iv)sent by electronic mail, and, in each case, addressed for the Parties as set forth in Schedule A or to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received; (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the third day after the mailing thereof; and (iii) if by overnight delivery service such as DHL or by electronic mail, on the next Business Day.

(b)    Copies of any notices or correspondence received by any member of the Group under, in connection with this Agreement or the transactions contemplated by it shall be promptly provided to each Shareholder by such member of the Group.

10.4    Default; Escalation Procedure. If a Shareholder (the “Defaulting Shareholder”) materially breaches any of its obligations hereunder (a “Default”), then the non-defaulting Shareholder may deliver notice to the Defaulting Shareholder describing in reasonable detail the alleged Default in question, including the specific alleged material breach(es) of such material obligations by the Defaulting Shareholder (a “Default Notification”). The allegedly Defaulting Shareholder shall have 30 days from the receipt of the applicable Default Notification to cure such Default. If the Defaulting Shareholder fails to cure such Default within 30 day cure period (“Default Cure Period”) or such Default is incapable of being cured, then either Shareholder may within 10 Business Days of the expiration of the Default Cure Period refer such matter to each Shareholder’s respective authorised Senior Representatives for discussion and resolution. The Senior Representatives shall use good faith efforts to resolve any such Default so referred to them as soon as practicable.

10.5    Applicable Law; Dispute Resolution.

(a)    This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of England and Wales.

(b)    Excluding any dispute in respect of the Option/Redemption Price (which shall be settled as set out in Clause 5.6), all disputes arising out of or in connection with this Agreement (which incorporates this same arbitration agreement by repetition in full) shall be finally settled under the Rules of Arbitration of the London Court of International Arbitration (“LCIA”) by three arbitrators. The claimant(s) shall nominate one arbitrator to be approved by the LCIA Court in accordance with the LCIA Rules. The respondent(s) shall nominate one arbitrator to be approved by the LCIA Court in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators, reached in consultation with the parties, within twenty (20) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. In the event that any party fails to nominate an arbitrator in accordance with the foregoing, then the LCIA Court shall nominate an arbitrator on behalf of the party that has failed to nominate an arbitrator. The place of arbitration shall be London, England. The language of the arbitration shall be English.

(c)    If for any reason more than one arbitration is commenced pursuant to this arbitration agreement, such separate arbitration proceedings may be consolidated into a single proceeding before one Tribunal appointed in accordance with this arbitration agreement, where no significant prejudice would result, as determined in the sole discretion of the Tribunal first appointed in any such several proceedings. This clause is expressly intended to afford the Tribunal so appointed with greater flexibility and discretion to consolidate related arbitration claims and proceedings, so that related claims and proceedings may be combined within a single proceeding, than is otherwise afforded under the LCIA Rules. For the avoidance of doubt, each party expressly acknowledges that the fact that the first in time arbitral tribunal has already been appointed does not constitute significant prejudice for the purpose of this Clause 10.5.

(d)    Each Party acknowledges and undertakes that (i) it shall not challenge the validity or enforceability of the provisions of this Agreement either as a matter of English law or otherwise (“Challenge”) and (ii) in the event of a Challenge, the Party making such Challenge shall indemnify and keep indemnified each other Party against any and all Losses which such other Party incurs arising out of or in connection with a Challenge including, without limitation, any Losses reasonably and properly incurred as result of settling or defending a Challenge.

10.6    Assignment. Except in the case of a valid Transfer of Securities pursuant to this Agreement and the accession of the relevant Transferee to this Agreement pursuant to Clause 5.10, the rights and obligations under this Agreement may not be transferred by any Party hereto, in whole or in part, to any Person, and any purported Transfer shall be void and unenforceable.

10.7    Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any material breach of the provisions of this Agreement. In the event of a material breach of this Agreement by a Party which material breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

10.8    Further Assurances. The Parties shall observe and comply fully with the provisions of this Agreement and will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and the transactions contemplated by this Agreement.

10.9    Several Obligations. The obligations of each of the Parties under this Agreement shall be several and not joint.

10.10    Entire Agreement; No Recourse.

(a)    This Agreement and the Schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein, and provided that nothing in this Clause 10.10(c) shall exclude any liability of any party for fraud or fraudulent misrepresentation.

(b)    Without prejudice to any liability for fraud, fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and no party shall have any right to rescind this Agreement.

(c)    No provision of this Agreement shall confer upon any Person other than the Parties hereto and their permitted assigns any rights or remedies hereunder, except that the Non-Recourse Parties shall be third party beneficiaries of this Clause 10.10(c). This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto, including entities that become parties hereto after the date of this Agreement or that agree in writing for the benefit of Topco to be bound by the terms of this Agreement applicable to the Shareholders, and no former, current or future equityholders, controlling persons, directors, officers, employees, general or limited partner, member, manager, advisor, agents, successors, assigns or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent successors, assigns or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made in connection herewith, and no personal liability shall attach to, be imposed upon or otherwise be incurred by the Non-Recourse Parties through a Shareholder or otherwise, whether by or through attempted piercing of the corporate (or partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(d)    This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties, except where this Agreement expressly so provides.

10.11    Titles and Headings. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

10.12    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.13    Severability. Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

10.14    Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent expressly provided in this Agreement.

10.15    Counterparts. This Agreement shall be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or electronic mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

SIGNED for and on behalf of Coty Inc. by

/s/ Thomas Wright, Jr.
Authorised signatory

Name: Thomas Wright, Jr. Title: Senior Vice President, Strategic Transactions

SIGNED for and on behalf of Coty International B.V. by

/s/ Thomas Wright, Jr.
Authorised signatory

Name: Thomas Wright, Jr. Title: Authorised Signatory

SIGNED for and on behalf of Rainbow Capital Group Limited by

/s/ Justin Lewis-Oakes
Name: Justin Lewis-Oakes Title: Director

SIGNED for and on behalf of Rainbow JVCo Limited by

/s/ Justin Lewis-Oakes
Name: Justin Lewis-Oakes Title: Director

SIGNED for and on behalf of Rainbow UK Bidco Limited by

/s/ Justin Lewis-Oakes
Name: Justin Lewis-Oakes Title: Director